Exhibit 10.1

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 21, 2013

Among

PARSLEY ENERGY, L.P.,

as Borrower,

PARSLEY ENERGY MANAGEMENT, LLC,

as General Partner,

PARSLEY ENERGY, LLC,

as Parent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

BMO HARRIS BANK, N.A.,

as Documentation Agent,

and

The Lenders Party Hereto

WELLS FARGO SECURITIES, LLC

Sole Lead Arranger and Sole Bookrunner

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-iii-

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Guaranty Agreement
Exhibit G	Form of Assignment and Assumption

Schedule 7.03	Consents
Schedule 7.04(c)	Material and Contingent Liabilities
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.07	Compliance with the Laws and Agreements; No Unwaived Defaults
Schedule 7.13	Lien Restrictions
Schedule 7.14	Subsidiaries
Schedule 7.16	Properties and Title
Schedule 7.18	Gas Imbalances; Take or Pay; Other Prepayments
Schedule 7.19	Marketing Agreements
Schedule 7.20	Swap Agreements
Schedule 7.25	Bank Accounts
Schedule 9.05	Investments
Schedule 9.14	Transactions with Affiliates

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THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 21, 2013, is among Parsley Energy, L.P., a limited partnership duly formed and existing under the laws of the state of Texas (the “Borrower”); Parsley Energy Management, LLC, a Texas limited liability company (the “General Partner”); Parsley Energy, LLC, a Delaware limited liability company (the “Parent”); each of the Lenders from time to time party hereto; Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); JPMorgan Chase Bank, N.A., as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and BMO Harris Bank, N.A., as documentation agent for the Lenders (in such capacity, together with its successors in such capacity, the “Documentation Agent”).

RECITALS

A. The Borrower, the Administrative Agent and the lenders party thereto have heretofore entered into that certain Credit Agreement, dated as of September 10, 2013 (as heretofore amended, modified or supplemented, the “Existing Credit Agreement”).

B. The Borrower has requested the Lenders, and the Lenders have agreed, to amend and restate the Existing Credit Agreement, subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.06.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agent; and “Agent” means either the Administrative Agent, the Syndication Agent or Documentation Agent, as the context requires.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. The initial Aggregate Maximum Credit Amounts of the Lenders is $750,000,000.

“Agreement” means this Amended and Restated Credit Agreement, including any schedules and exhibits hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 with a one month maturity are offered at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	<25%	≥25% <50%	≥50% <75%	≥75% <90%	≥90%
Eurodollar Loans	1.50%	1.75%	2.00%	2.25%	2.50%
ABR Loans	0.50%	0.75%	1.00%	1.25%	1.50%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.11(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided that if the Commitments have terminated or expired, each Lender’s Applicable Percentage shall be determined based upon the Commitments most recently in effect.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person if such Person or its credit support provider has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P. and (c) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Wells Fargo Securities, LLC, in its capacities as the sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person; provided that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Person under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed a Bankruptcy Event.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.12(c) or Section 9.12(d).

“Borrowing Base Deficiency” occurs at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Equivalents” means, collectively Investments permitted pursuant to Sections 9.05(c)-(f).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of a dollar amount equal to two and one-half percent (2.5%) of the then effective Borrowing Base.

“Change in Control” means the occurrence of any of the following: (a) prior to the occurrence of an IPO: (i) the Parent shall cease to own and control, of record and beneficially, directly, 100% of the Equity Interests of the General Partner and Operations; (ii) the Parent and the General Partner shall cease to own and control, of record and beneficially, directly, 100% of the Equity Interests of the Borrower; (iii) the General Partner shall cease to be the sole general partner of the Borrower; (iv) the Permitted Holders shall cease to own and control, of record and beneficially, directly, not less than a majority (on a fully diluted basis) of the voting Equity Interests of the Parent free and clear of all Liens (except for (A) Liens created under the Loan Documents, (B) Liens created under the Second Lien Term Loan Documents and (C) non-consensual Liens permitted by Section 9.03 to the extent arising by operation of law); (iv) Sheffield shall cease to be Chief Executive Officer and President of the General Partner and the Parent; (v) Operations shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each subsidiary of Operations; or (vi) the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interests of each Subsidiary of the Borrower, in each case free and clear of all Liens (except for (A) Liens created under the Loan Documents, (B) Liens created under the Second Lien Term Loan Documents and (C) non-consensual Liens permitted by Section 9.03 to the extent arising by operation of law); provided that, in any case, in the event of a Change in Control due to the death or permanent disability of Sheffield, the Lenders shall not pursue any remedies under this Agreement and a Change in Control shall not be deemed to have occurred if each of the ultimate successor in ownership to Sheffield and the replacement officer duly appointed by the Parent, the General Partner and/or the Borrower are acceptable to the Required Lenders in their reasonable discretion and established on or prior to the date that is 120 days following such death or permanent disability; and (b) after the occurrence of an IPO: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (1) nominated by the board of directors of the Borrower that exists on the date of the IPO nor (2) appointed by directors so nominated; or (iii) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Permitted Holders.

Notwithstanding the preceding, the contribution or exchange by Sheffield and Sheffield Energy Management, LLC of Equity Interests in the Parent for share of a corporation formed to hold of record the outstanding Equity Interests of the Parent shall not constitute a Change in Control so long as Sheffield and his controlled entity Sheffield Energy Management, LLC own and control, of record and beneficially, directly, not less than a majority (on a fully diluted basis) of the voting Equity Interests of such corporation free and clear of all Liens (except for (i) Liens created under the Loan Documents, (ii) Liens created under the Second Lien Term Loan Documents and (iii) non-consensual Liens permitted by Section 9.03 to the extent arising by operation of law) and such new corporation owns and controls, of record and beneficially, directly, not less than a majority (on a fully diluted basis) of the voting Equity Interests of the Parent.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property which is subject to a Lien under one or more Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06, and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries; (d) any extraordinary gains or losses during such period; (e) any non-cash gains or losses or positive or negative adjustments under FASB ASC 815 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives; and (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns. For the purposes of calculating Consolidated Net Income for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the financial ratio contained in Section 9.01(a), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated Net Income for such Reference Period shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, the Consolidated Net Income for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank or any Lender.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services actually ordered or rendered even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. The amount of Debt of any Person for purposes of clause (f) shall (unless such Debt has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or whose Lender Parent has, become the subject of a Bankruptcy Event.

“Deposit Account Control Agreement” means a deposit account control agreement to be executed and delivered among the Borrower or any Guarantor, the Administrative Agent and each bank at which the Borrower or such Guarantor maintains, any deposit account, in each case, in such form as may be acceptable to the Administrative Agent, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Disposition” means with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, farmout, exchange, conveyance, transfer or other disposition (including by way of a merger or consolidation) of such Property or any interest therein; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part (but if in part only with respect to such amount that meets the criteria set forth in this definition), on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: the sum of (a) interest, income taxes, franchise or similar taxes, depreciation, depletion, amortization, exploration and abandonment expenses, (b) transaction costs, expenses and charges with respect to the acquisition of Property by the Borrower or any Subsidiary deducted from Consolidated Net Income pursuant to SFAS 141(R), (c) distributions in connection with Equity Interests owned by management employees of the Borrower and its Subsidiaries permitted under this Agreement; (d) any actual expenses or charges directly incurred in connection with any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Debt permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including any transaction costs or expensed directly related to the Transactions, in an aggregate amount not to exceed five percent (5%) of EBITDAX (prior to giving effect thereto) for any period of four consecutive fiscal quarters of the Borrower, and provided that the Borrower has delivered to the Administrative Agent a certificate from a Financial Officer of the Borrower certifying, in good faith, as to such expenses or charges, in such detail, and together with such supporting documentation therefor, as may be reasonably requested by the Administrative Agent; (e) solely to the extent (i) covered by indemnification provisions in any agreement and (ii) actually reimbursed, expenses incurred in connection with any Disposition or other Investment permitted hereunder; (f) any extraordinary, unusual or nonrecurring expenses or losses to the extent such amounts are non-cash; and (g) all other noncash charges, minus all noncash income added to Consolidated Net Income. For the purposes of calculating EBITDAX for any Reference Period pursuant to any determination of the financial ratio contained in Section 9.01(a), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDAX for such Reference Period shall be reduced by an amount equal to the EBITDAX (if positive) attributable to the Person or Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDAX (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, the EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory or common law landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that at no time shall such sums being contested exceed in the aggregate $10,000,000; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, encroachments, protrusions, reservations and other similar encumbrances in any Property of the Borrower or any Subsidiary that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety, stay, customs and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business covering only the Property under lease; (j) licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Subsidiaries; (k) consisting of an agreement to Dispose of any property in a Disposition permitted under this Agreement; (l) any interest or title of a lessor, sublessor, licensor or sublicensor under or licenses entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (n) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; (o) Liens that are contractual rights of setoff relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business and not given in connection with the issuance of Debt; and (p) restrictions resulting from any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case, which do not and will not interfere with or affect in any material respect the use, value or operations of any real Property or the ordinary conduct of the business of the Borrower or any of its Subsidiaries; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (and not stayed) and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excluded Swap Obligations” has the meaning assigned to such term in the Guaranty Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a)or Section 5.03(c), and (d) any United States withholding Tax that is imposed under FATCA.

“Existing Credit Agreement” has the meaning given such term in the recitals hereto.

“Facility Termination Date” means the date upon which the Obligations have been paid in full in cash, the Commitments have been terminated and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, other than with respect to contingent indemnification obligations for which no claim has been made and Letters of Credit that have been cash collateralized or otherwise backstopped to the reasonable satisfaction of the Issuing Bank, in each case, up to an amount equal to 103% of the face amount of such Letters of Credit, or deemed issued under another credit facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) (1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee and Engagement Letter dated as of July 30, 2013, among the Borrower, the Administrative Agent and the Arranger.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, controller or other natural person principally responsible for the financial matters of such Person (or in the case of any Person that is a partnership, of such Person’s general partner). Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the General Partner.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“General Partner” has the meaning given such term in the preamble hereto.

“Good and Defensible Title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means (a) the General Partner and (b) each Subsidiary or other Person that is a party to the Guaranty Agreement as a “Guarantor” and “Grantor” (as such terms are defined in the Guaranty Agreement) and guarantees the Obligations (including pursuant to Section 6.01 or Section 8.13(b)).

“Guaranty Agreement” means the Amended and Restated Guarantee and Collateral Agreement executed by the Borrower and the Guarantors in substantially the form attached hereto as Exhibit F.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Loan Parties and their Subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Reserve Report” means the report of the Borrower dated as of August 20, 2013, with respect to certain of the Oil and Gas Properties of the Borrower and its Subsidiaries as of July 1, 2013.

“Intercreditor Agreement” means (a) with respect to the Second Lien Term Debt, that certain Amended and Restated Intercreditor Agreement, dated as of October 21, 2013 among the Administrative Agent, as first lien representative, the Second Lien Administrative Agent, as second lien representative, and the Borrower and each Guarantor, as amended, modified or supplemented in accordance with the terms thereof, and (b) with respect to Permitted Refinancing Debt that is secured Debt, an intercreditor agreement in form and substance acceptable to the Administrative Agent and the Majority Lenders in their reasonable discretion, as amended, modified or supplemented in accordance with the terms thereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period, including (a) to the extent included in interest expense under GAAP: (i) amortization of debt discount, (ii) capitalized interest, (iii) realized gains or losses from Swap Agreements in respect of interest rates, and (iv) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP and (b) cash dividend payments by the Borrower in respect of any Disqualified Capital Stock; provided that, the amortization of fees and expenses actually incurred in connection with any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Debt permitted to be incurred hereunder including a refinancing thereof (whether or not successful), and any amendment or modification to the terms of any such transactions, including such fees or expenses related to the Transactions, shall be excluded from the calculation of Interest Expense, provided that the Borrower has delivered to the Administrative Agent a certificate from a Financial Officer certifying, in good faith, as to the amount of such fees and expenses, in such detail, and together with such supporting documentation therefor, as may be reasonably requested by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, as to each Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date (a) one, two or three months thereafter, or (b) upon consent of all Lenders, twelve months thereafter, in any case as selected by the Borrower in its Borrowing Request or Interest Election Request, as applicable; provided that: (i) any Interest Period that would otherwise end on a day that is not a Business

Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Maturity Date.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IPO” means the first underwritten registration of any Equity Interests of the Borrower that is filed and declared effective under the Securities Act of 1933, as amended.

“Issuing Bank” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means Two Million Five Hundred Thousand dollars ($2,500,000).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement or (b) the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Liquidity” means, as of any date of determination, the sum of (a) the amount of unrestricted cash and Cash Equivalents of the Borrower on such date and (b) the amount of the unused Commitments as of such date.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Intercreditor Agreement and the Fee Letter.

“Loan Parties” means, collectively, the Parent, the General Partner, the Borrower and each Subsidiary of the Parent.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than fifty percent (50%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and at any time while any Loans or LC Exposure is outstanding, Non-Defaulting

Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and its Subsidiaries in excess of ten percent (10%) of the then effective Borrowing Base.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, assets, operations, Property, condition (financial or otherwise) or prospects of the Loan Parties taken as a whole, (b) the ability of the General Partner, the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Disposition” means any Disposition of Property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of ten percent (10%) of the then effective Borrowing Base.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Maturity Date” means the earlier of (i) September 10, 2018 and (ii) the date that is ninety-one (91) days prior to the stated maturity date of the Second Lien Term Debt.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by any Loan Party or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Net Cash Proceeds” means (a) in connection with any Disposition, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition, net of (i) amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition and that is senior to the Liens securing the Obligations and required to be repaid in connection with such Disposition (other than any Lien pursuant to a Security Document), (ii) attorneys’ fees, accountants’ fees, investment bank fees and other reasonable and customary fees and expenses actually incurred in connection therewith and (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any incurrence of Debt for borrowed money, the cash proceeds received from such incurrence, net of attorneys’ fees, accountants’ fees, investment bank fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith; provided, however, that, in each case, evidence of such costs and payments is provided to Agent in form and substance reasonably satisfactory to it.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“November 2013 Redetermination” has the meaning assigned such term in Section 2.07(b).

“Obligations” means (a) any and all amounts owing or to be owing by the Parent, the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, the Arranger, the Issuing Bank, any Lender or any Related Party of any of the foregoing under any Loan Document; (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above. Without limitation of the foregoing, the term “Obligations” shall include the unpaid principal of and interest on the Loans and LC Exposure (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit, payments in respect of an early termination of Secured Swap Obligations and unpaid amounts, fees, expenses, indemnities, costs, and all other obligations and liabilities of every nature of the Borrower or any Guarantor, whether absolute or contingent, due or to become due, now existing or hereafter arising under this Agreement, the other Loan Documents, any Secured Swap Agreement or any Secured Cash Management Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Loan Parties and their Subsidiaries.

“Operations” means Parsley Energy Operations, LLC, a Texas limited liability company.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Parent” has the meaning given such term in the preamble hereto.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“Permitted Holders” means Sheffield and his controlled entity Sheffield Energy Management, LLC, a Texas limited liability company.

“Permitted Refinancing Debt” means senior or senior subordinated Debt or Debt securities (whether registered or privately placed), in each case whether secured or unsecured, issued or incurred by the Borrower pursuant to Permitted Refinancing Documents (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of the Second Lien Term Debt (the “Refinanced Debt”) or all of the Refinanced Debt; provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Second Lien Term Debt or the aggregate principal amount then outstanding of the Refinanced Debt, as the case may be, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt does not have any scheduled principal amortization prior to the date which is ninety-one (91) days after the Maturity Date as in effect on the date such new Debt is incurred; (c) such new Debt does not mature sooner than the date which is ninety-one (91) days after the Maturity Date as in effect on the date such new Debt is incurred; (d) the non-default cash interest rate on the outstanding principal amount of such new Debt does not exceed 12% per annum, and does not add scheduled recurring fees or add call or prepayment premiums or shorten any period for the payment of interest; (e) no Subsidiary or other Person is required to guarantee such new Debt unless such Subsidiary or other Person has guaranteed the Obligations pursuant to the Guaranty Agreement; (f) if such new Debt is senior subordinated Debt, such Debt is expressly subordinate to the payment in full of all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent; (g) if such new Debt is unsecured Debt, then such new Debt and any guarantees thereof are on terms, taken as a whole, not materially less favorable to the Borrower and its Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower; (h) the financing documentation entered into by the Borrower and its Subsidiaries and the other Loan Parties in connection therewith shall constitute Permitted Refinancing Documents; (i) such new Debt does not have any mandatory prepayment, redemption, defeasance, tender, sinking fund or repurchase provisions (other than customary change of control or asset tender offer provisions and provisions regarding prepayment from the net cash proceeds of certain debt issuances, in each case, to the extent required to be applied first to the Obligations); (j) such new Debt shall not require the payment of a consent fee (howsoever described) in excess of two percent (2%) per annum of the outstanding principal amount of the new Debt; and (k) such new Debt is not redeemable at the option of the holder thereof prior to the date which is ninety-one (91) days after the Maturity Date as in effect on the date such new Debt is incurred.

“Permitted Refinancing Documents” means any financing documentation which replaces the Second Lien Term Loan Agreement, the Refinanced Debt Agreement, the Second Lien Term Loan Documents or the Refinanced Debt Documents, pursuant to which the outstanding Second Lien Term Debt or the Refinanced Debt is refinanced in its entirety by the incurrence of Permitted Refinancing Debt; provided that, in the case of any Permitted Refinancing Debt that is secured Debt, such financing documentation shall be in form and substance satisfactory to the Majority Lenders in their discretion, as the same may be amended, modified or supplemented in accordance with Section 9.04(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i)).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Qualified Investment” means expenditures incurred to drill, develop or acquire Oil and Gas Properties or to acquire equipment in each case, useful in the business of the Borrower or any Wholly-Owned Subsidiary Guarantor.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Reference Period” has the meaning assigned to such term in the definition of Consolidated Net Income.

“Refinanced Debt” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Debt”.

“Refinanced Debt Agreement” means the credit agreement, indenture or other loan agreement governing the Refinanced Debt pursuant to which such Refinanced Debt is incurred or issued, as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.04(b).

“Refinanced Debt Documents” means the Refinanced Debt Agreement, the Refinanced Notes and any and all other documents, including all loan documents, security documents, guaranty agreements, mortgages, deeds of trust and other instruments or agreements, entered into in connection with any of the foregoing, as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.04(b).

“Refinanced Notes” means the notes issued pursuant to the Refinanced Debt Agreement, as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.04(b).

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.09(a).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with the Administrative Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person (or in the case of any Person that is a partnership, of such Person’s general partner). Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the General Partner.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Loan Party, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party or any option, warrant or other right to acquire any such Equity Interests in any Loan Party or (b) any payment of management fees or similar fees by any Loan Party to any of the holders of the Equity Interests of any Loan Party or any Affiliates of any Loan Party.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Lien Administrative Agent” means Chambers Energy Management, LP, in its capacity as the administrative agent under the Second Lien Term Loan Agreement (together with its successors and permitted assigns).

“Second Lien Lenders” means the lenders party to the Second Lien Term Loan Agreement (or the relevant Permitted Refinancing Documents, if the Second Lien Term Debt has been refinanced with Permitted Refinancing Debt).

“Second Lien Notes” means the notes issued pursuant to the Second Lien Term Loan Agreement, as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.04(b).

“Second Lien Term Debt” means the loans made to the Borrower by the lenders party to the Second Lien Term Loan Agreement, which Debt is intended to be secured by any collateral securing the Obligations on a junior basis; provided that such Debt is permitted to be incurred and remain outstanding hereunder pursuant to Section 9.02(f) and any Liens thereon are permitted pursuant to Section 9.03(e).

“Second Lien Term Loan Agreement” means that certain Amended and Restated Credit Agreement dated as of October 21, 2013 among the Borrower, the General Partner, the Parent, the Second Lien Administrative Agent, and the several banks and other financial institutions or entities from time to time party thereto, as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.04(b).

“Second Lien Term Loan Documents” means the Second Lien Term Loan Agreement, the Second Lien Notes and any other “Loan Documents” (as defined in the Second Lien Term Loan Agreement), in each case, as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 9.04(b).

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) the Borrower or any other Loan Party and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by the Borrower or any other Loan Party to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Secured Swap Agreement” means any Swap Agreement between the Borrower or any of its Subsidiaries and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Security Instruments” means the mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates (including the Guaranty Agreement, the Subordination Agreement and each Deposit Account Control Agreement) now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Sheffield” means Mr. Bryan Sheffield.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“SPS” means Spraberry Production Services, LLC, a Texas limited liability company.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination Agreement” means that certain Amended and Restated Subordination Agreement dated as of October 21, 2013 among the Borrower, Parsley Energy Operations, LLC, and the Administrative Agent, as the same may from time to time be amended, modified or supplemented.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent (including the Borrower); provided that (a) when used in reference to the Borrower, such as “any Subsidiary of the Borrower”, “the Borrower and its Subsidiaries”, “the Borrower, for itself and for each of its Subsidiaries” or words of similar construction, the term “Subsidiary” shall mean a subsidiary of the Borrower and (b) when used in reference to the General Partner, such as “any Subsidiary of the General Partner”, “the General Partner and its Subsidiaries”, “the General Partner, for itself and for each of its Subsidiaries” or words of similar construction, the term “Subsidiary” shall mean a subsidiary of the Parent.

“Subsidiary Guarantor” means any Subsidiary of the Parent that is a Guarantor.

“Super Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Non-Defaulting Lenders having more than eighty percent (80%) of the Aggregate Maximum Credit Amounts of all Non-Defaulting Lenders; and at any time while any Loans or LC Exposure is outstanding, Non-Defaulting Lenders holding more than eighty percent (80%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Non-Defaulting Lenders (without regard to any sale by a Non-Defaulting Lender of a participation in any Loan under Section 12.04(c)).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock, profits interests or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Title Opinion” means a title opinion, in form and substance acceptable to the Administrative Agent in its sole discretion, regarding the before payout and after payout ownership interests held by any Loan Party, for all wells located (or to be drilled) on, and otherwise as to the ownership of, such Oil and Gas Property and reflecting that the Administrative Agent has a legal and valid perfected Lien (subject only to Excepted Liens including the provisos at the end of such definition) on such Oil and Gas Property.

“Tranche A Loans” has the meaning assigned to such term in the Second Lien Term Loan Agreement in effect on the date hereof.

“Tranche B Loans” has the meaning assigned to such term in the Second Lien Term Loan Agreement in effect on the date hereof.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries of the Borrower or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries of the Borrower.

“Wholly-Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Borrower.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement or required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in dollars to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. Upon request of such Lender, the Loans made by a Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, and, in the case of (i) any Lender party hereto as of the date of this Agreement, such Note shall be dated as of the date of this Agreement, or (ii) in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption, such Note shall be dated as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, against return to the Borrower of the Note so replaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

(e) Loans and Borrowings under the Existing Credit Agreement. On the Effective Date:

(i) the Borrower shall pay all accrued and unpaid commitment fees, break funding fees under Section 5.02 of the Existing Credit Agreement and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement;

(ii) each “ABR Loan” and “Eurodollar Loan” outstanding under the Existing Credit Agreement shall be deemed to be repaid with the proceeds of a new ABR Loan or Eurodollar Loan, as applicable, under this Agreement;

(iii) any letters of credit outstanding under the Existing Credit Agreement shall be deemed issued under this Agreement; and

(iv) the Existing Credit Agreement and the commitments thereunder shall be superceded by this Agreement and such commitments shall terminate.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with a Lender and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amounts.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the total Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $143,750,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.12(c) or Section 9.12(d).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on April 1st and October 1st of each year, commencing April 1, 2014; provided that, a Scheduled Redetermination shall also occur on or about November 15, 2013 (the “November 2013 Redetermination”). In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time between Scheduled Redeterminations, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations, and the Borrower may elect, by notifying the Administrative Agent of any acquisition of Oil and Gas Properties by the Borrower or its Subsidiaries with a purchase price in the aggregate of at least five percent (5%) of the then effective Borrowing Base, to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on or before March 15th and September 15th (or in the case of the November 2013 Redetermination, on or about November 1, 2013) of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders (in each Lender’s sole discretion consistent with its normal oil and gas lending criteria as it exists at the particular time) as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders (in each Lender’s sole discretion consistent with its normal oil and gas lending criteria as it exists at the particular time) as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii) or adjusted pursuant to Section 2.07(e), Section 2.07(f), Section 8.12(c) or Section 9.12(d), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), Section 8.12(c) or Section 9.12(d), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination. Interim Redetermination or adjusted Borrowing Base shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Related to Swap Agreements. If any Swap Agreement to which the Borrower or any Subsidiary is a party is Liquidated, then the Borrowing Base then in effect shall be reduced by an amount equal to the value, if any, assigned to the Liquidated portion of such Swap Agreement in the then effective Borrowing Base (after giving effect to any replacement Swap Agreements executed within three Business Days of such Liquidation), as determined by the Administrative Agent.

(f) Reduction of Borrowing Base Upon Incurrence of Certain Second Lien Term Debt and Permitted Refinancing Debt. Notwithstanding anything to the contrary contained herein, if the Borrower incurs (i) any Second Lien Term Debt in reliance on Section 9.02(f) after the Effective Date or (ii) any Permitted Refinancing Debt in reliance on Section 9.02(g) in a principal amount in excess of the aggregate principal amount of Second Lien Term Debt or Refinanced Debt refinanced with such Permitted Refinancing Debt, then the Borrowing Base then in effect shall be reduced immediately upon the date of such incurrence by an amount equal to the product of 0.25 multiplied by an amount equal to the stated principal amount of such additional Debt incurred. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder. For purposes of this Section 2.07(f), if any such additional Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that), after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date fifteen months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, fifteen months after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC

Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the

Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic communication) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding that the Borrower cash collateralize the outstanding LC Exposure, (ii) the Borrower is required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (iii) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest) at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, an amount in cash in dollars equal to such LC Exposure or excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon (such cash to be deposited into a cash collateral account for the benefit of the Issuing Bank); provided that the obligation to deposit such cash collateral shall become effective immediately, and shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, except as provided in the last sentence of this Section 2.08(j), shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any Subsidiary may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 4.03(c)(iii)(B) as a result of a Defaulting Lender, and the Borrower is not otherwise required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the events giving rise to such cash collateralization pursuant to Section 4.03(c)(iii)(B) have been satisfied or resolved.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then (but only upon notice thereof to the Borrower from the Administrative Agent, at the request of the Majority Lenders, in the case of an Event of Default other than one described in Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j)) all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error or bad faith, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error or bad faith) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (b) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Maximum Credit Amounts as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).

(ii) Upon any Scheduled Redetermination or Interim Redetermination or adjustment to the amount of the Borrowing Base in accordance with Section 8.12(c), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess within one-hundred eighty (180) days following the date it receives the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs pursuant to Section 8.12(c), in six (6) equal monthly installments, the first installment being due and payable on such date and each subsequent installment being due and payable on the same day in each of the subsequent calendar months; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii) Upon any adjustment to the Borrowing Base pursuant to Section 2.07(e), Section 2.07(f) or Section 9.12(d), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess on the first (1st) Business Day after it receives the applicable New Borrowing Base Notice in accordance with Section 2.07(d); provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv) Upon the Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties (other than Dispositions referred to in Section 9.12(a), (b) and (c)), which Disposition does not result in the total Revolving Credit Exposures exceeding the Borrowing Base, as the same may be adjusted pursuant to Section 9.12(d) upon any such Disposition, then the Borrower shall prepay the Borrowings (and if any excess remains after prepaying Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j)), together with accrued and unpaid interest thereon, in an amount equal to 100% of the Net Cash Proceeds (which Net Cash Proceeds, for the avoidance of doubt, shall not be calculated giving effect to the payment of any Debt) received from such Disposition. Such payment shall be due one (1) Business Day prior to any date on which the Borrower or any Subsidiary would be required to make a mandatory prepayment of Second Lien Term Debt permitted by Section 9.02(f) or Permitted Refinancing Debt permitted by Section 9.02(g), as the case may be) with the Net Cash Proceeds from such Disposition; provided that such payment shall be reduced by the amount of such Net Cash Proceeds expended by the Borrower and the Subsidiary Guarantors, during the period from the date of such Disposition to the due date of such prepayment, to make a Qualified Investment (other than inventory and working capital) in the businesses permitted pursuant to Section 9.06. Notwithstanding the foregoing, all payments required to be made pursuant to this Section 3.04(c)(iv) must be made on or prior to the Termination Date.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. Except as otherwise provided in Section 4.03(c), the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(d) Arranger Fees. The Borrower agrees to pay to the Arranger, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(e) Borrowing Base Increase Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender then party to this Agreement, ratably in accordance with its Applicable Percentage, a Borrowing Base increase fee in an amount to be agreed by the Lenders and the Borrower on the amount of any increase of the Borrowing Base over the highest Borrowing Base previously in effect, payable on the effective date of any such increase to the Borrowing Base.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Deductions by the Administrative Agent; Defaulting Lenders.

(a) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e), Section 4.02, Section 5.03(g), Section 11.10 or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid.

(b) Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c) Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a).

(ii) The Commitment, the Maximum Credit Amount and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders, the Required Lenders or the Super Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender; and provided, further, that any redetermination or affirmation of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e., the Applicable Percentage of the Borrowing Base of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.

(iii) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, and (2) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment; provided, that no such reallocation will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower, without prejudice to any right or remedy available to it hereunder or under law, shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

(E) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized.

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower, such Lender or the Non-Defaulting Lenders, satisfactory to the Issuing Bank, as the case may be.

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender and such Lender is no longer a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary, such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and/or participations in Letters of Credit in accordance with its Applicable Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error or bad faith. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error or bad faith. Except in cases of manifest error or bad faith, the Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if the Borrower or any Guarantor shall be required to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or in connection with any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error or bad faith.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(i)(A), (i)(B) and (i)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender or are effectively connected but are not includible in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error or bad faith. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

Section 5.04 Mitigation Obligations; Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender, or (iv) the Super Majority Lenders provided their consent to increase or maintain the Borrowing Base pursuant to Section 2.07(c)(iii) then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent (and in the case of clause (iv) above, within thirty (30) days of the effectiveness of the redetermination of the Borrowing Base pursuant to Section 2.07(d)), require, in the case of clauses (i) through (iii) above, such Lender, and in the case of clause (iv) above, any Lender that did not consent to either increase or maintain the Borrowing Base then in effect, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation if such Lender is a Secured Swap Party with any outstanding Secured Swap Agreement, unless on or prior thereto, all such Swap Agreements have been terminated or novated to another Person and such Lender (or its Affiliate) shall have received payment of all amounts, if any, payable to it in connection with such termination or novation.

Section 5.06 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) The Administrative Agent, the Arranger and the Lenders shall have received all commitment and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, to the extent invoiced on or prior to the Effective Date, the fees and expenses of Paul Hastings LLP, counsel to the Administrative Agent).

(b) The Borrower shall have deposited $6,563.00 with Paul Hastings LLP, counsel for the Administrative Agent, to be held by such counsel and applied toward payment of costs and expenses for recordation of the Mortgaged Property, as provided pursuant to Section 12.03(a). If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to the Borrower. If such deposit is less than such costs and expenses, the deficit shall be paid by Borrower pursuant to Section 12.03(a).

(c) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary or a Responsible Officer of the General Partner, the Borrower and each Guarantor each setting forth (i) resolutions of the members, board of directors or other appropriate governing body with respect to the authorization of the General Partner, the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the General Partner (on behalf of itself and the Borrower) or such Guarantor (A) who are authorized to sign the Loan Documents to which the General Partner, the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the partnership agreement, the limited liability company agreement, the articles or certificate of incorporation and bylaws or other applicable organizational documents of the General Partner, the Borrower and such Guarantor certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(d) The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the General Partner, the Borrower and each Guarantor.

(e) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(f) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(g) The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note in a principal amount equal to its Maximum Credit Amount dated as of the Effective Date.

(h) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the Subordination Agreement, described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i) be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens, including the provisos at the end of such definition) on at least 80% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report; and

(ii) have received certificates, together with undated, blank stock powers for such certificates, representing all of the issued and outstanding certificated Equity Interests in each Subsidiary (if any), the General Partner and any other Person to the extent required under the Guaranty Agreement.

(i) The Administrative Agent shall have received satisfactory evidence that on the Effective Date, and after the making of the initial Loans hereunder, the application of the proceeds thereof and after giving effect to the Transactions contemplated to occur on the Effective Date, the Borrower will have Liquidity of not less than $10,000,000.

(j) The Administrative Agent shall have received an opinion of Davis, Gerald & Cremer, P.C., special counsel to the Borrower and the other Loan Parties, in form and substance satisfactory to the Administrative Agent.

(k) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.

(l) The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report.

(m) The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(n) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Loan Parties have received all consents and approvals required by Section 7.03.

(o) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a), which shall reflect no Debt other than the Loans made by the Lenders on the Effective Date and other Debt permitted by Section 9.02 and demonstrating a positive working capital position (after all transaction fees are paid and specifically including, without limitation, cash and unused Commitments under this Agreement and the Second Lien Term Loan Agreement) reasonably satisfactory to the Administrative Agent, and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.11(c).

(p) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the General Partner, the Borrower, the Parent and the other Loan Parties for the States of Delaware and Texas and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(q) The Administrative Agent and the Lenders shall be satisfied in form and substance with the Intercreditor Agreement, and the Administrative Agent shall have received from each party to the Intercreditor Agreement counterparts (in such number as shall be requested by the Administrative Agent) signed on behalf of such party.

(r) The Administrative Agent and the Lenders shall be satisfied with the form and substance of the Second Lien Term Loan Documents, and the Administrative Agent shall have received executed copies, certified by a Responsible Officer as true and complete, of each of the Second Lien Term Loan Documents (in each case, together with all amendments or supplements thereto, and all agreements that have the effect of amending, modifying or supplementing any such Second Lien Term Loan Documents, if any, through the Effective Date).

(s) The Administrative Agent shall have reviewed and be satisfied with the Borrower’s capital structure, financing plan and hedging strategy and shall have performed and be satisfied with such other due diligence regarding the Borrower and the other Loan Parties and their respective Properties as the Administrative Agent may reasonably require.

(t) The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act.

(u) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Houston, Texas time, on October 31, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such specified earlier date.

(c) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(d) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (c).

Section 6.03 Additional Conditions to Credit Events. In addition to the conditions precedent set forth in Section 6.02, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or the Borrower will Cash Collateralize the LC Exposure in accordance with Section 4.03(c)(iii), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with Section 4.03(c)(iii)(A) (and Defaulting Lenders shall not participate therein).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Each of the General Partner, the Parent and the Borrower, for itself and on behalf of each of its Subsidiaries, jointly and separately, represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within each Loan Party’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action including, without limitation, any action required to be taken by any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. Except as set forth on Schedule 7.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including holders of its Equity Interests or any class of directors, managers or supervisors, as applicable, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the partnership agreements, limited liability agreements, charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other instrument binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, partners’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2012, reported on by Johnson, Miller & Company, independent public accounts, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except that the reports for June 30, 2013 are on a cash basis, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2012, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 7.04(c), no Loan Party has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements, including the footnotes thereto.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the General Partner, the Parent or the Borrower, threatened against or affecting any Loan Party (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Loan Parties and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Loan Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Loan Parties has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the General Partner’s, the Parent’s or the Borrower’s knowledge, threatened against any Loan Party or any of their respective Properties or as a result of any operations at such Properties;

(d) none of the Properties of the Loan Parties contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the General Partner’s, the Parent’s or the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Loan Party’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) no Loan Party has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Loan Party’s Properties and, to the General Partner’s, the Parent’s or the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Loan Parties’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h) the General Partner, the Parent and the Borrower have made available to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Loan Party’s possession or control and relating to any Loan Party’s Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) Except as set forth on Schedule 7.07, each Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Loan Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require such Loan Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Loan Party or any of its Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each Loan Party has timely filed or caused to be filed all federal and state income Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Loan Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the General Partner, the Parent or the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA.

(a) Each Loan Party and each ERISA Affiliate has complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on any Loan Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Loan Parties or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) None of the Loan Parties nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) None of the Loan Parties nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11 Disclosure; No Material Misstatements. No written information, report, financial statement, certificate, Borrowing Request, request for a Letter of Credit, exhibit or schedule furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, or statements or conclusions in any Reserve Report contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that (a) to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the General Partner, the Parent and the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Parent and the Borrower makes no representation that such projections will be realized) and (b) as to statements, information and reports supplied by third parties after the Effective Date, the General Partner, the Parent and the Borrower each represents only that it is not aware of any material misstatement or omission therein. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the General Partner, the Parent and the Borrower do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. Each of the General Partner, the Parent and the Borrower has, and has caused its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties. Such insurance policies contain an endorsement naming the Administrative Agent and the Lenders as additional insureds in respect of such liability insurance policies and naming the Administrative Agent as loss payee with respect to Property loss insurance.

Section 7.13 Restriction on Liens. No Loan Party is a party to any agreement or arrangement (other than this Agreement, the Security Instruments, Capital Leases and purchase money Debt creating Liens permitted by Section 9.03(c), the Second Lien Term Loan Documents and the Permitted Refinancing Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Obligations and the Loan, or restricts any Loan Party from paying dividends or making any other distributions in respect of its Equity Interests to any Loan Party, or restricts any Loan Party from making loans or advances or transferring any Property to any other Loan Party, or which requires the consent of or notice to other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.16.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, none of the General Partner, the Parent nor the Borrower has any Subsidiaries. None of the General Partner, the Parent nor the Borrower has any Foreign Subsidiaries. Each Subsidiary of the Parent is a wholly-owned Subsidiary. Each Subsidiary of the Borrower is a Wholly-Owned Subsidiary. The General Partner owns directly all of the general partnership interests in the Borrower and the Parent owns directly all other Equity Interests of the Borrower. The Parent owns directly all of the Equity Interests in the General Partner.

Section 7.15 Location of Business and Offices. (a) The Borrower’s jurisdiction of organization is Texas; (b) the name of the Borrower as listed in the public records of its jurisdiction of organization is Parsley Energy, L.P.; (c) the organizational identification number of the Borrower in its jurisdiction of organization is 800965209 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01); (d) the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(m) in accordance with Section 12.01); (e) the General Partner’s jurisdiction of organization is Texas; (f) the name of the General Partner as listed in the public records of its jurisdiction of organization is Parsley Energy Management, LLC; (g) the organizational identification number of the General Partner in its jurisdiction of organization is 800939819 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01); (h) the Parent’s jurisdiction of organization is Delaware; (i) the name of the Parent as listed in the public records of its jurisdiction of organization is Parsley Energy, LLC; and (j) the organizational identification number of the Parent in its jurisdiction of organization is 5346895 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(m) in accordance with Section 12.01). Each Subsidiary’s (other than the Borrower’s) jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(m)).

Section 7.16 Properties; Titles, Etc.

(a) Except as set forth on Schedule 7.16, each Loan Party has Good and Defensible Title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, each Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Oil and Gas Property.

(b) To the best of the General Partner’s, the Parent’s and the Borrower’s knowledge and belief, all material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c) To the best of the General Partner’s, the Parent’s and the Borrower’s knowledge and belief, the rights and Properties presently owned, leased or licensed by the Loan Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses, taken as a whole, are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with prudent business standards.

(e) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. To the best of the General Partner’s, the Parent’s and the Borrower’s knowledge and belief, except for such acts or failures to act as would not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties.

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.11(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Loan Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than gas imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which gas imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in any Loan Party having net aggregate liability at any time in excess of an amount equal to 2% of the Oil and Gas Properties that are designated proved, developed, producing reserves in the most recently delivered Reserve Report.

Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the General Partner, the Parent and the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity except as disclosed on Schedule 7.19 or the most recently delivered Reserve Report), no material agreements exist which are not cancelable on 90 days’ notice or less without penalty or detriment for the sale of production from any Loan Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof. For the avoidance of doubt, sale of production shall not be deemed at a fixed price if the price is determined based upon market price, the purchaser’s resale price or other criteria relating to market pricing conditions and beyond the Borrower’s control.

Section 7.20 Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), as of the date of such report, sets forth, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. For purposes of this Section 7.20, the net mark-to-market value (x) shall not be required to be included on Schedule 7.20, and (y) shall, with respect to reports required to be delivered by the Borrower pursuant to Section 8.01(e), be calculated as of the date of the financial statements concurrently delivered pursuant to Section 8.01(a) or Section 8.01(b), as applicable.

Section 7.21 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to provide working capital for lease acquisitions, for exploration and production operations and for development (including the drilling and completion of producing wells), (b) for acquisitions and Investments permitted hereunder (including acquisitions of Oil and Gas Properties and joint ventures) and (c) for funding general corporate purposes. The Parent and the Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22 Solvency. After giving effect to the Transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, (b) each of the Borrower and the Guarantors has not incurred and does not intend to incur, and do not believe that it has incurred, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash it reasonably expects could be received and the amounts that it reasonably expects could be payable on or in respect of its liabilities, and giving effect to amounts that that could reasonably be expected to be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) the Borrower and the Guarantors, taken as a whole, do not have (and do not have reason to believe that it will have thereafter) unreasonably small capital for the conduct of their business.

Section 7.23 International Operations. None of the Loan Parties own, and have not acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.

Section 7.24 OFAC. No Loan Party, nor any director, officer, employee or Affiliate of any Loan Party, or any agent of any Loan Party, is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly, use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Loan Party, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.25 Bank Accounts. Schedule 7.25 lists all accounts maintained by or for the benefit of each Loan Party with any bank or financial institution.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each of the General Partner, the Parent and the Borrower, for itself and for each of its Subsidiaries, jointly and severally, covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Ratings Change; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.12(b) and Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Annual Budget. Within thirty (30) days after the end of each fiscal year of the Borrower, a report, in a form satisfactory to the Administrative Agent, prepared by or on behalf of the Borrower detailing on a monthly basis (i) the projected production of Hydrocarbons by the Borrower and the Subsidiaries and the assumptions used in calculating such projections, (ii) an annual operating budget for the Borrower and its Subsidiaries for such fiscal year, (iii) the projected capital expenditures to be incurred by the Borrower and its Subsidiaries, with a breakdown of those capital expenditures to be used for the development of proved undeveloped reserves in the Oil and Gas Properties of the Borrower and its Subsidiaries, and the assumptions used in calculating such projections, and (iv) such other information as may be reasonably requested by the Administrative Agent.

(e) Certificate of Financial Officer — Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f) Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), if requested by the Administrative Agent, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of such Loan Party, and a copy of any response by such Loan Party, or the Board of Directors or equivalent body of such Loan Party, to such letter or report.

(h) SEC and Other Filings; Reports to Shareholders. If the Borrower or any other Loan Party becomes a publicly traded company, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any such Loan Party with the SEC, or with any national securities exchange, or distributed by the Borrower or such Loan Party to its shareholders generally, as the case may be.

(i) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, material report or material notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement (including, without limitation, the Second Lien Term Loan Agreement and the Permitted Refinancing Documents (including, for the avoidance of doubt, documents required to be delivered pursuant to Sections 5.2 of the Second Lien Term Loan Agreement)), other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j) Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.11, a list of all Persons purchasing Hydrocarbons from any Loan Party.

(k) Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements. In the event the any Loan Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties in a single transaction or series of transactions in excess of $1,000,000 or any Equity Interests in any Subsidiary in accordance with Section 9.12(d), at least three (3) Business Days prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent. Except in the case of a Swap Agreement that is replaced within three (3) days, in the event that any Loan Party receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which any Loan Party is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation (and in the case of a voluntary Liquidation of any Swap Agreement, no less than three (3) Business Days’ prior written notice thereof), as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof reasonably requested by the Administrative Agent.

(l) Notice of Casualty Events. Prompt written notice of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(m) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan’s Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.

(n) Production Report and Lease Operating Statements. Within 60 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(o) Notices of Certain Changes. Promptly, copies of any amendment, modification or supplement to any of the Second Lien Term Loan Documents or the Permitted Refinancing Documents, or the certificate of formation, partnership agreement, limited liability company agreement, articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Loan Party.

(p) Notice of Liens. In the event that any Loan Party intends to grant any Lien on any Property to secure any Second Lien Term Debt or any Permitted Refinancing Debt, the Borrower will provide at least fifteen (15) days’ prior written notice thereof to the Administrative Agent (or such shorter time as the Administrative Agent shall determine in its sole discretion).

(q) IRS Form 1099-INT. With respect to each calendar year during the term of this Agreement, no later than January 31 of the following calendar year, a duly completed IRS Form 1099-INT for each Lender.

(r) Permitted Refinancing Debt Incurrence. Written notice at least five (5) Business Days prior to the incurrence of any Permitted Refinancing Debt, together with the most recent drafts of each Permitted Refinancing Document, and prompt delivery to the Administrative Agent and the Lenders copies, certified by a Responsible Officer as true and complete, of each Permitted Refinancing Document following the incurrence of any Permitted Refinancing Debt.

(s) Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party (including any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. Each of the General Partner, the Parent and the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except, in each case, where the failure to maintain such rights, licenses, permits, privileges and franchises, or to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04 Payment of Obligations. Each of the General Partner, the Parent and the Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities of each Loan Party before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of any Loan Party.

Section 8.05 Operation and Maintenance of Properties. Each of the General Partner, the Parent and the Borrower, at its own expense, will, and will cause each of its Subsidiaries to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, except where the failure to do so could not reasonably be expect to result in a Material Adverse Effect.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the material obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e) to the extent a Loan Party is not the operator of any Property, each of the Parent and the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.05.

Section 8.06 Insurance. Each of the General Partner, the Parent and the Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall contain an endorsement naming the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.07 Books and Records; Inspection Rights. Each of the General Partner, the Parent and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Each of the General Partner, the Parent and the Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times and as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.07 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 8.07, none of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any bona fide arm’s length third party contract or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 8.08 Compliance with Laws. Each of the General Partner, the Parent and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Environmental Matters.

(a) Each of the General Partner, the Parent and the Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each of its Subsidiaries and each of its Subsidiaries’ Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each of its Subsidiaries not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Loan Parties’ Properties or any other property offsite the Property to the extent caused by any Loan Party’s operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each of its Subsidiaries to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the its or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a material claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.09(a) are timely and fully satisfied, which failure to establish and implement would reasonably be expected to have a Material Adverse Effect.

(b) Each of the Parent and the Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Loan Party or its Properties of which the General Partner, the Parent or the Borrower has knowledge in connection with any Environmental Laws if the General Partner, the Parent or the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

Section 8.10 Further Assurances.

(a) Each of the General Partner, the Parent and the Borrower at its sole expense will, and will cause each of its Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the each Loan Party in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) Each of the General Partner, the Parent and the Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.11 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing March 1, 2014, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Loan Parties as of the immediately preceding January 1st and July 1st. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. Additionally, in connection with the November 2013 Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report on or about October 25, 2013 evaluating the proved oil and gas reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries as of a date that is no earlier than October 1, 2013, which Reserve Report shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the Initial Reserve Report.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) that there are no statements or conclusions in the Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) each Loan Party owns Good and Defensible Title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof, and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Mortgaged Properties represents in compliance with Section 8.13(a).

Section 8.12 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.11(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.12(a), the Borrower shall, within 60 days of notice from the Administrative Agent (or within 90 days of such notice, with the consent of the Administrative Agent, which consent shall not be unreasonably withheld) that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period (or 90-day period, if applicable) or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period (or 90-day period, if applicable) has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.13 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.11(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.11(c), to the Administrative Agent as security for the Obligations a first-priority Lien interest (provided that, Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).

(b) Each of the General Partner, the Parent and the Borrower shall promptly cause each of its Subsidiaries (other than the Borrower) to guarantee the Obligations pursuant to the Guaranty Agreement. In connection with any such guaranty, each of the General Partner, the Parent and the Borrower shall, or shall cause its Subsidiaries to, concurrently with the formation or acquisition (or other similar event) of any Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (ii) pledge all of the Equity Interests of such Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) In the event that any Loan Party intends to grant any Lien on any Property to secure any Second Lien Term Debt (or any Permitted Refinancing Debt), each of the General Partner, the Parent and the Borrower will provide at least fifteen (15) days’ prior written notice thereof to the Administrative Agent (or such shorter time as the Administrative Agent shall determine in its sole discretion), and each of the General Partner, the Parent and the Borrower will, and will cause its Subsidiaries to, first grant to the Administrative Agent to secure the Obligations a prior Lien on the same Property pursuant to Security Instruments in form and substance satisfactory to the Administrative Agent to the extent a prior Lien has not already been granted to the Administrative Agent on such Property. In connection therewith, each of the General Partner, the Parent and the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. Notwithstanding anything to the contrary contained herein, each of the General Partner, the Parent and the Borrower will cause each of its Subsidiaries and any other Person guaranteeing any Second Lien Term Debt (or any Permitted Refinancing Debt) to contemporaneously guarantee the Obligations pursuant to the Guaranty Agreement.

(d) Each of the General Partner, the Parent and the Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, each of its bank accounts with a bank or financial institution acceptable to the Administrative Agent, and subject to the terms of the Intercreditor Agreement, at all times after the Effective Date, subject to a Deposit Account Control Agreement.

Section 8.14 ERISA Compliance. Each of the General Partner, the Parent and the Borrower will promptly furnish and will cause each of its Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the General Partner, the Parent, the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.15 Marketing Activities. The General Partner, Parent and the Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Loan Parties that a Loan Party has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

ARTICLE IX

NEGATIVE COVENANTS

Until the Facility Termination Date, each of the General Partner, the Parent and the Borrower, for itself and for each of its Subsidiaries, jointly and severally, covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower will not, as of the last day of any fiscal quarter, permit the ratio of EBITDAX to Interest Expense for the four fiscal quarters ending on such date to be less than 2.50 to 1.00; provided that for the purposes of determining the ratio described above for the fiscal quarters of the Borrower ending September 30, 2013, December 31, 2013 and March 31, 2014, Consolidated EBITDAX and Interest Expense for the relevant period shall be deemed to equal Consolidated EBITDAX or Interest Expense, as applicable, for the three, six or nine-month period then ending, as applicable, multiplied by 4, 2 and 4/3, respectively.

(b) Current Ratio. The Borrower will not, as of the last day of any fiscal quarter, permit the ratio of (i) consolidated current assets (including unrestricted cash and the unused amount of the total Commitments, but excluding non-cash assets under FASB ASC 815 under GAAP) as of such date to (ii) consolidated current liabilities (excluding non-cash obligations under FASB ASC 815 under GAAP and current maturities under this Agreement and the Second Lien Term Loan Agreement) as of such date to be less than 1.00 to 1.00.

(c) Incorporation of Certain Covenants from Second Lien Term Loan Agreement. Section 6.1(a), Section 6.1(b) and Section 6.1(c) of the Second Lien Term Loan Agreement are hereby incorporated by reference as additional negative covenants in this Section 9.01, as if such sections were fully set forth in this Section 9.01 (including all capitalized terms used therein and defined in the Second Lien Term Loan Agreement, the “Incorporated Covenants”, as such Incorporated Covenants are in effect on the date hereof, and as the same may from time to time be amended or modified in accordance with the terms of the Second Lien Term Loan Agreement, but only to the extent that the Majority Lenders consent to any such amendments or modifications thereto). The Incorporated Covenants shall apply mutatis mutandis to the Borrower, and the Borrower shall comply with terms of each Incorporated Covenant as and when required by the terms of such Incorporated Covenant (it being understood and agreed that the Borrower’s failure to so comply with any Incorporated Covenant shall constitute a breach of this Section 9.01). Upon the request of the Administrative Agent, the Borrower, the Parent and the General Partner shall promptly execute such amendments to this Agreement as are reasonably requested by the Administrative Agent to more fully reproduce the Incorporated Covenants into this Agreement.

Section 9.02 Debt. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, incur, create, assume or suffer to exist any Debt, except:

(a) the Loans or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Loans or other Obligations arising under the Loan Documents;

(b) Debt under Capital Leases and purchase money Debt of the Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000; provided, any such Debt shall be secured only by the asset acquired in connection with the incurrence of such Debt;

(c) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(d) endorsements of negotiable instruments for collection, deposit or negotiation and warranties of products or services, in each case, incurred in the ordinary course of business;

(e) intercompany Debt between the Borrower and any Wholly-Owned Subsidiary Guarantor or between Wholly-Owned Subsidiary Guarantors to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Wholly-Owned Subsidiary Guarantor; and, provided, further, that any such Debt owed by either the Borrower or a Wholly-Owned Subsidiary Guarantor shall be subordinated to the Obligations on terms set forth in the Guaranty Agreement;

(f) Second Lien Term Debt and any guarantees thereof, the principal amount of which does not exceed in the aggregate, at the time any such Debt is incurred, an amount equal to the product of two (2) multiplied by the Borrowing Base then in effect (prior to giving effect to any reduction of the Borrowing Base pursuant to clause (vii) below); provided that: (i) such Debt shall be at all times subject to the Intercreditor Agreement and the Obligations shall be secured on a senior priority basis to such Debt; (ii) the portion of the non-default cash interest rate on the outstanding principal amount of such Debt comprised of the LIBOR floor plus the applicable margin does not exceed (A) 11% per annum in the case of the Tranche A Loans and (B) 12% per annum in the case of the Tranche B Loans, and the portion of the non-default PIK interest rate on the outstanding principal amount of such Debt does not exceed (Y) 4% per annum in the case of the Tranche A Loans and (Z) 0% per annum in the case of the Tranche B Loans; (iii) such Second Lien Term Debt does not have any scheduled principal amortization; (iv) such Second Lien Term Debt does not mature sooner than the date which is ninety-one (91) days after the Maturity Date; (v) both before and immediately after giving effect to the incurrence of any such Debt after the Effective Date, no Default, Event of Default or Borrowing Base Deficiency exists or would exist after giving effect to any concurrent repayment of Debt with the proceeds of such incurrence, if any); (vi) the net cash proceeds of the incurrence thereof shall be used to provide working capital for lease acquisitions, for exploration and production operations and for development (including the drilling and completion of producing wells), for acquisitions and Investments permitted hereunder and for funding general corporate purposes; and (vii) the Borrowing Base then in effect shall be adjusted to the extent required by Section 2.07(f) and the Borrower shall make any prepayment required by Section 3.04(c); for purposes of clarification, any Second Lien Term Debt incurred under this Section 9.02(f) which is repaid may not be reborrowed under this Section 9.02(f);

(g) Permitted Refinancing Debt and any guarantees thereof, the proceeds of which shall be used concurrently with the incurrence thereof to refinance the outstanding Second Lien Term Debt permitted under Section 9.02(f) or to refinance the outstanding Refinanced Debt, as the case may be; provided that (i) the Borrower shall have furnished to the Administrative Agent and the Lenders copies of the final executed versions of the definitive documents therefor, (ii) both before and immediately after giving effect to the incurrence of such Permitted Refinancing Debt (and any concurrent repayment of Second Lien Term Debt or Refinanced Debt, as the case may be, with the proceeds of such incurrence), no Default or Event of Default shall occur and be continuing or would result therefrom, and (iii) the Borrowing Base then in effect shall be adjusted to the extent required by Section 2.07(f), and the Borrower shall make any prepayment required by Section 3.04(c)(iii); for purposes of clarification, any Permitted Refinancing Debt incurred under this Section 9.02(g) which is repaid may not be reborrowed under this Section 9.02(g); and

(h) Guarantees by the Parent and its Subsidiaries of Debt of the Borrower or any Wholly-Owned Subsidiary Guarantor otherwise permitted hereunder.

Section 9.03 Liens. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations;

(b) Excepted Liens;

(c) Liens securing Capital Leases and purchase money Debt permitted by Section 9.02(b); provided that any such Lien shall encumber only the asset acquired and proceeds thereof with the proceeds of such Debt; provided, further, that individual financings otherwise permitted to be incurred pursuant to Section 9.02(b) and subject to a Lien permitted pursuant to this Section 9.03(c) provided by one Person (or its affiliates) may be cross collateralized to other such financings permitted to be incurred pursuant to Section 9.02(b) and subject to a Lien permitted pursuant to this Section 9.03(c) provided by such Person (or its affiliates);

(d) Title defects that exist with respect to Mortgaged Property that is described in and subject to the procedures set forth in Section 8.12(c); and

(e) Liens on Property securing Debt permitted by Section 9.02(f) and Section 9.02(g); provided, however, that (i) such Liens, if any, securing such Debt are subordinate to the Liens securing the Obligations, this Agreement and the other Loan Documents pursuant to the Intercreditor Agreement and (ii) both before and after giving effect to the incurrence of any such Lien, (A) each of the Parent and the Borrower has, or has caused its Subsidiaries to, first grant to the Administrative Agent to secure the Obligations a prior Lien on the same Property pursuant to Security Instruments in form and substance satisfactory to the Administrative Agent to the extent a prior Lien has not already been granted to the Administrative Agent on such Property (and in connection therewith, each of the Parent and the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent); and (B) the Borrower is in compliance with the Intercreditor Agreement.

Section 9.04 Restricted Payments; Redemption of Second Lien Term Debt.

(a) Restricted Payments. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its holders of Equity Interests or make any distribution of its Property to its Equity Interest holders without the prior approval of the Majority Lenders, except (i) each Loan Party may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock); and (ii) Subsidiaries of the Borrower may declare and pay dividends or distributions ratably with respect to their Equity Interests to the Borrower or any Wholly-Owned Subsidiary Guarantor.

(b) Redemption of Second Lien Term Debt and Amendment of Second Lien Term Loan Documents and Permitted Refinancing Documents. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to: (a) prior to the date that is ninety-one (91) days after the Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Second Lien Term Debt or any Permitted Refinancing Debt; provided that, the Borrower may optionally prepay the Second Lien Term Debt or the Refinanced Debt with the proceeds of Permitted Refinancing Debt; (b) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Term Loan Agreement, any other Second Lien Term Loan Document, any Permitted Refinancing Debt that is secured Debt or any Permitted Refinancing Documents related thereto, except in accordance with the terms of the Intercreditor Agreement; or (c) in the case of Permitted Refinancing Debt that is unsecured Debt or any Permitted Refinancing Documents related thereto, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any such Permitted Refinancing Debt or any Permitted Refinancing Document related thereto if (A) the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (B) such action requires the payment of a consent fee (howsoever described); provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors if required by the terms of the Permitted Refinancing Documents; provided such Person complies with Section 8.13(b) or (C) with respect to any Permitted Refinancing Debt that is subordinated to the Obligations or any other Debt, designate any such Debt (other than obligations of the Borrower and the Subsidiaries pursuant to the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of such Permitted Refinancing Document related to such Permitted Refinancing Debt that is subordinated to the Obligations or any other Debt.

Section 9.05 Investments, Loans and Advances. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments reflected in the Financial Statements or which are disclosed to the Lenders on Schedule 9.05;

(b) accounts receivable or notes receivable arising from the grant of trade credit arising in the ordinary course of business;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g) Investments (i) made by the Borrower in or to any Person that, prior to such Investment, is a Wholly-Owned Subsidiary Guarantor and (ii) made by any Subsidiary in or to the Borrower or any Person that, prior to such Investment, is a Wholly-Owned Subsidiary Guarantor;

(h) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Parent or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Parent or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $1,500,000;

(i) Guarantees permitted by Section 9.02;

(j) Swap Agreements to the extent expressly permitted by Section 9.18; or

(k) Investments in SPS not to exceed $1,000,000 in the aggregate in any 12-month period.

Section 9.06 Nature of Business; International Operations. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, (a) acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America; (b) enter into any business, either directly or through any Subsidiary, except for the development, production and sale of Hydrocarbons in the Permian Basin (including, for the avoidance of doubt, interests of the Borrower and the Subsidiaries existing on the Effective Date in Reeves and Pecos Counties, Texas, in the Delaware Basin) and activities reasonably incidental or relating thereto; or (c) form or acquire any Foreign Subsidiaries.

Section 9.07 Limitation on Leases. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, leases of Hydrocarbon Interests and leases of drilling rigs), under leases or lease agreements which would cause the aggregate amount of all payments made by the Parent and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed at any time one and one-half percent (1.5%) of the Borrowing Base then in effect at such time, in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08 Proceeds of Notes. The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09 ERISA Compliance. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Parent, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by the Parent or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Etc. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Default has occurred and is then continuing, (a) any Wholly-Owned Subsidiary Guarantor may participate in a consolidation with the Borrower (provided that the Borrower shall be the survivor) or any other Wholly-Owned Subsidiary Guarantor; (b) the Borrower may consolidate with the Parent to effectuate an IPO, but only with the prior written consent of all Lenders, such consent not to be unreasonably withheld; provided further that (i) the survivor of such consolidation (the “Successor Borrower”) shall be organized under the laws of a state of the United States; (ii) the Successor Borrower shall expressly assume all obligations under this Agreement and the other Loan Documents, and each mortgagor, pledgor, grantor, guarantor or other obligor under the Loan Documents shall expressly ratify and confirm its obligations under the Loan Documents, in each case, pursuant to documentation in form and substance satisfactory to the Administrative Agent; (iii) the Administrative Agent shall have received such other agreements (including amendments or amendments and restatements of the Loan Documents), instruments, certificates, legal opinions and other documents as it may reasonably request to ensure the continued enforceability of the Loan Documents, the validity and continued perfection of all Liens under the Loan

Documents, the assumption, confirmation and ratification of all obligations of the Successor Borrower and the other obligors under the Loan Documents, and otherwise in connection with the consolidation, the IPO and the transactions contemplated thereby, (iv) both before and after giving effect thereto, no Borrowing Base Deficiency, Default or Event of Default exists or would result therefrom; and (v) the Successor Borrower shall be in pro forma compliance with the covenants contained in Section 9.01; and (c) the Loan Parties may make any Disposition permitted by Section 9.12.

Section 9.12 Sale of Properties. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is obsolete, worn out or no longer necessary or useful for the business of the Parent, the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; (d) the Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary (other than the Borrower) owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such Disposition shall be cash, (ii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such Disposition (as reasonably determined by the board of directors (or equivalent body) of the Parent or the Borrower, as applicable, and, if requested by the Administrative Agent, the Parent and the Borrower shall deliver a certificate of a Responsible Officer of the Parent and the Bororwer certifying to that effect), (iii) if such Disposition of Oil and Gas Property or Subsidiary owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value in excess of five percent (5%) of the Borrowing Base as then in effect (as determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and (iv) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such Disposition shall include all the Equity Interests of such Subsidiary; (e) Dispositions of Properties not regulated by Section 9.12(a) to (d) having a fair market value not to exceed $5,000,000 during any 12-month period; (f) dispositions of Cash and Investments described in Sections 9.05(c), (d), (e) and (f); (g) Dispositions permitted under Section 9.10; (h) Dispositions among the Borrower and its Wholly Owned Subsidiary Guarantors; provided that both before and after giving effect to such Disposition, (i) no Default or Event of Default exists or would exist and (ii) the Parent, the Borrower and their respective Subsidiaries are in compliance with Section 8.13 as of the date of such Disposition without giving effect to any grace period specified in such Section; and (i) Dispositions in the ordinary course of business consisting of the abandonment or cancellation of any intellectual property which, in the reasonable good faith determination of the Parent and the Borrower is not material to the conduct of the business of the Parent and its Subsidiaries, taken as a whole.

Section 9.13 Environmental Matters. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work would reasonably be expected to have a Material Adverse Effect.

Section 9.14 Transactions with Affiliates. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Wholly-Owned Subsidiary Guarantors), unless such transactions are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.15 Subsidiaries. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create or acquire any additional subsidiary unless the Parent and the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.13(b). Each of the Parent and the Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12(d), (e) or (h) (and provided that, for the avoidance of doubt, the Parent may not sell, assign or otherwise dispose of any Equity Interests of the Borrower or the General Partner, and the General Partner may not sell, assign or otherwise dispose of any Equity Interests of the Borrower). None of the Parent, the Borrower nor any of their respective Subsidiaries shall have any Foreign Subsidiaries and each Subsidiary of the Parent shall be a wholly-owned Subsidiary and each Subsidiary of the Borrower shall be a Wholly-Owned Subsidiary of the Borrower.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, Capital Leases creating Liens permitted by Section 9.03(c), the Second Lien Term Loan Documents and the Permitted Refinancing Documents) which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders; (b) any Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Parent, the Borrower or any other Subsidiary; or (c) any Subsidiary from making loans or advances, or transferring any Property, to the Borrower or any other Subsidiary, or which requires the consent of or notice to other Persons in connection therewith, except for (i) restrictions that (A) are included in a contractual obligation entered into in connection with a Disposition permitted pursuant to this Agreement; and (B) relate only to assets subject to such Disposition.

Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Loan Party that would require such Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor other than gas imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which gas imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in the Loan Parties having net aggregate liability at any time in excess of an amount equal to 2% of the Oil and Gas Properties that are designated proved, developed, producing reserves in the most recently delivered Reserve Report.

Section 9.18 Swap Agreements. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreements with any Person other than (a) (i) Swap Agreements entered into by the Borrower in respect of commodities (ii) with an Approved Counterparty, (iii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than put or floor options as to which an upfront premium has been paid or basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (A) for the first 24 months following the date such Swap Agreement is entered into, 85%, and (B) for the next

36 months thereafter, 65%, of the reasonably anticipated projected production from proved Oil and Gas Properties determined by reference to the Reserve Report most recently delivered pursuant to Section 8.11 (or by reference to a Reserve Report with a recent “as of date” delivered to the Administrative Agent for the purpose of this Section 9.18 (together with the certificate referred to in Section 8.11(c)), which shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report), for each month during the period during which such Swap Agreement is in effect for each of crude oil (including Properties, rights, titles, interests or estates relating to natural gas liquids) and natural gas, calculated separately, and (iv) the tenor of which is not more than 60 months from the date such Swap Agreement is entered into, and (b) Swap Agreements entered into by the Borrower in respect of interest rates with an Approved Counterparty effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed, as of the date such Swap Agreement is entered into, 90% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures; provided, however, that the foregoing shall not prohibit or be deemed to prohibit the Secured Swap Obligations from being secured by the Security Instruments.

Section 9.19 Activities of the Parent and the General Partner. In the case of each of the Parent and the General Partner, notwithstanding anything to the contrary in this Agreement or any other Loan Document, neither the Parent nor the General Partner will (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of Equity Interests in the Borrower, (b) incur, create, assume or suffer to exist any Debt or other liabilities or financial obligations, except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents, the Second Lien Term Loan Documents or Permitted Refinancing Documents to which it is a party and (iii) obligations with respect to its Equity Interests, (c) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than the ownership of the Equity Interests in the Borrower or (d) create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired).

Section 9.20 New Bank Accounts. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, open or otherwise establish, or deposit or otherwise transfer funds into, any bank account (other than the bank accounts listed on Schedule 7.25) in the name or otherwise for the benefit of any Loan Party unless the Administrative Agent shall have received a Deposit Account Control Agreement, executed and delivered by such Loan Party and the bank or other financial institution at which such account is maintained.

Section 9.21 Changes in Fiscal Period. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year to end on a day other than December 31 or change the method of determining its fiscal year.

Section 9.22 Title Opinions; Drilling. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries, to commence or continue drilling operations on any well without obtaining a Title Opinion (and curing any title defects therein that are not non-consensual Liens permitted by Section 9.03 to the extent arising by operation of law) to the satisfaction of the Administrative Agent) with respect to such well which is delivered to the Administrative Agent no less than 15 days (or, if reasonably required, such lesser period of time as the Administrative Agent shall agree) prior to the commencement of drilling operations with respect to such well.

Section 9.23 Amendment to Certain Documents and Agreements. Each of the Parent and the Borrower will not, and will not permit any of its Subsidiaries, to (a) amend, modify or otherwise change in a manner materially adverse to the Lenders, or consent or agree to any amendment, modification or other change that is materially adverse to the Lenders, in each case, with respect to any of the terms of any joint operating agreements, pooling or unitization agreements or similar contractual arrangements relating to the development and operation of their Oil and Gas Properties or (b) amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any the partnership agreement, the limited liability company agreement, the articles or certificate of incorporation and bylaws or other applicable organizational documents (including by the filing or modification of any certificate of designation, or any agreement or arrangement (including any shareholders’ agreement) entered into, with respect to any of its Equity Interests), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such agreements or arrangements that do not adversely affect any right, privilege or interest of Administrative Agent or the Lenders under the Loan Documents or in the Collateral.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable.

(c) any representation or warranty made or deemed made by or on behalf of the any Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided that to the extent any such representation or warranty is otherwise qualified as to materiality, the materiality qualification of this paragraph (c) shall not apply.

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(i), Section 8.01(m), Section 8.02, Section 8.03(a), Section 8.13, Section 8.14 or in Article IX.

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days.

(f) any Loan Party to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Loan Party to make an offer in respect thereof; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or the holders of Equity Interests of any Borrower shall make any request or take any action for the purpose of calling a meeting of the members or partners of such Loan Party to consider a resolution to dissolve and wind-up the Borrower’s affairs.

(j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Loan Party to enforce any such judgment.

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto or shall be repudiated by any of them or any Loan Party or any Affiliate of any Loan Party shall so state in writing; the Loan Documents after delivery thereof shall for any reason cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement and except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Loan Documents or to file UCC continuation statements.

(m) the guarantee contained in Article 2 of the Guaranty Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert.

(n) there shall occur any event or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect.

(o) a Change in Control shall occur.

(p) the Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any Guarantor, the Second Lien Administrative Agent, the Second Lien Lenders or any other party thereto or shall be repudiated by any of them, or cease to establish the relative lien priorities required or purported thereby, or the Borrower, any Guarantor, the Second Lien Administrative Agent, the Second Lien Lenders or any of their Affiliates shall so state in writing.

(q) an “Event of Default” shall occur under the Second Lien Term Loan Agreement.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.08(e) (and cash collateralization of LC Exposure hereunder), (C) Secured Swap Obligations owing to Secured Swap Parties and (D) Secured Cash Management Obligations owing to Secured Cash Management Providers;

(v) fifth, pro rata to any other Obligations; and

(vi) sixth, any excess, after all of the Obligations shall have been paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement;

provided that, for the avoidance of doubt, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from the Borrower and any other Guarantors to preserve the allocation to Obligations otherwise set forth above in this Section 10.02(c).

ARTICLE XI

THE AGENTS

Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of any Loan Party or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the

Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, with the Borrower’s consent, which consent shall not be unreasonably withheld, to appoint a successor (provided that the Borrower’s consent shall not be required if (a) an Event of Default has occurred and is continuing or (b) no successor has been appointed within 30 days of such resignation or removal). If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by any Loan Party of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Paul Hastings LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 5.03(a) or Section 5.03(c), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error or bad faith. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.10. The agreements in this Section 11.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 11.11 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.12 The Arranger. None of the Arranger, the Syndication Agent or the Documentation Agent shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities, as applicable, in its capacity as a Lender hereunder.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Parent, General Partner or the Borrower, to it at:

500 W. Texas, Suite 200

Midland, Texas 79701

Attention: Colin Roberts, General Counsel

Fax: (432) 686-7011

Email: croberts@parsleyenergy.com

With a copy to (which shall not constitute notice):

Alston & Bird LLP

Attention: James H. Sullivan

90 Park Avenue

New York, NY 10016

Facsimile: 212-922-3942

Email: james.sullivan@alston.com

(ii) if to the Administrative Agent or Wells Fargo as Issuing Bank, to it at:

Wells Fargo Bank, National Association

1000 Louisiana Street, 9th Floor

Houston, Texas 77002

Attention: Edward Pak, Director

Fax: (713) 651-8101

Email: Edward.pak@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W. T. Harris Blvd.

Charlotte, NC 28262

Attention: Syndication Agency Services

Fax: (704) 590-3481; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower and the Majority Lenders or by the Parent, the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender (it being understood that (x) a waiver of any condition precedent set forth in Section 6.02 and (y) the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) increase the Borrowing Base without the written consent of each Lender (other than any Defaulting Lender), decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than a waiver of default interest), or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest), (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment (other than a waiver of default interest), or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b), Section 4.01(c) or any other term or condition hereof in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.13 or Section 12.14 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary” or “Subsidiary”, without the written consent of each Lender; provided that any waiver or amendment of Section 12.14, this proviso in this Section 12.02(b)(vi), or Section 12.02(b)(vii), shall also require the written consent of each Secured Swap Party, (vii) modify the terms of Section 10.02(c) without the written consent of each Lender and Secured Swap Party adversely affected thereby, or amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party,” without the written consent of each Secured Swap Party adversely affected thereby), (viii) release any Guarantor (except as set forth in the Guaranty Agreement or as permitted by this Agreement) or release all or substantially all of the

Collateral (other than as provided in Section 11.11), without the written consent of each Lender and each Secured Swap Party, (ix) modify any Security Instrument in a manner that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans without the written consent of each Secured Swap Party adversely affected thereby; or (x) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders”, “Majority Lenders” or “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, and (B) any Security Instrument may be supplemented to add additional collateral with the consent of the Administrative Agent.

(c) Notwithstanding anything to the contrary contained in this Section 12.02, the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (i) cure any ambiguity, omission, defect or inconsistency therein and (ii) grant a new Lien for the benefit of the Lenders, extend an existing Lien over additional property for the benefit of the Lenders or join additional Persons as Guarantors.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) Each of the General Partner, the Parent and the Borrower (jointly and severally) shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) EACH OF THE GENERAL PARTNER, THE PARENT AND THE BORROWER (JOINTLY AND SEVERALLY) SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF ANY LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF LOAN PARTIES BY THE LOAN PARTIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE LOAN PARTIES OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY ANY LOAN PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO ANY LOAN PARTY, (x) THE PAST OWNERSHIP BY ANY LOAN PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY ANY LOAN PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY LOAN PARTY, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE

NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR A BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER.

(c) To the extent that the General Partner, the Parent or the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, none of the General Partner, the Parent or the Borrower shall assert, and each of the General Partner, the Parent and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than three (3) days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) none of the Parent, the Borrower or the General Partner may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent, the Borrower or the General Partner without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04, and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default has occurred and is continuing; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(A) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(B) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, any other Loan Party, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.l03-l(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error or bad faith, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or any Guarantor to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the General Partner, the Parent and the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the General Partner, the Parent and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR

ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or

Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Affiliate of the foregoing Persons on a nonconfidential basis from a source other than the Borrower; provided, unless specifically prohibited by applicable law or court order, Administrative Agent, the Issuing Bank and each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. For the purposes of this Section 12.11, “Information” means all information received from any Loan Party relating to any Loan Party and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Loan Party; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements; Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Persons entitled thereto) in respect of Secured Swap Obligations and Secured Cash Management Obligations. Except as provided in Section 12.02(b), no Secured Swap Party or Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of any Secured Swap Obligation or Secured Cash Management Obligation owed to it.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries, other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16 USA Patriot Act Notice. Each Lender hereby notifies the Borrower, the General Partner and the Parent that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the US Patriot Act

Section 12.17 Non-Fiduciary Status. The arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Loan Parties, and their Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand. Each of the Parent, the Borrower and the General Partner has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Parent, the Borrower and the General Partner is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents. The Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person and neither the Administrative Agent, the Arranger nor any Lender has any obligation to any Loan Party, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents. The Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of a Loan Party, and its Affiliates, and neither the Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each of the Parent, the Borrower and the General Partner hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18 Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

Section 12.19 INTERCREDITOR AGREEMENT.

(a) EACH LENDER HEREBY (I) INSTRUCTS AND AUTHORIZES THE ADMINISTRATIVE AGENT TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT ON ITS BEHALF, (II) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT TO EXERCISE ALL OF THE ADMINISTRATIVE AGENT’S RIGHTS AND TO COMPLY WITH ALL OF ITS OBLIGATIONS UNDER THE INTERCREDITOR AGREEMENT, (III) AGREES THAT THE ADMINISTRATIVE AGENT MAY TAKE ACTIONS ON ITS BEHALF AS IS CONTEMPLATED BY THE TERMS OF THE INTERCREDITOR AGREEMENT, AND (IV) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF THE INTERCREDITOR AGREEMENT SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.

(b) EACH LENDER ACKNOWLEDGES THAT IT HAS REVIEWED AND IS SATISFIED WITH THE TERMS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT AND ACKNOWLEDGES AND AGREES THAT SUCH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

Section 12.20 Amendment and Restatement of Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein. This Agreement and any Notes issued hereunder have been given in renewal, extension, rearrangement and increase, and not in extinguishment of the obligations under the Existing Credit Agreement and the notes and other documents related thereto. This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities. All Liens, deeds of trust, mortgages, assignments and security interests securing the Existing Credit Agreement and the obligations relating thereto are hereby ratified, confirmed, renewed, extended, brought forward and rearranged as security for the Obligations. None of the Liens and security interests created pursuant to the Existing Credit Agreement are released. The substantive rights and obligations of the parties hereto shall be governed by this Agreement, rather than the Existing Credit Agreement. Without limitation of any of the foregoing, (a) this Agreement shall not in any way release or impair the rights, duties, Obligations (as defined in the Existing Credit Agreement) or Liens (as defined in the Existing Credit Agreement) created pursuant to the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Loan Parties; (b) all indemnification obligations of the Loan Parties under the Existing Credit Agreement and any other Loan Documents (as defined in the Existing Credit Agreement) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Agents, the Issuing Bank, the Arrangers, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) at any time prior to the Effective Date; (c) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder, and the terms “Obligations”, “Guaranteed Obligations” and “Secured Obligations” or similar terms as such terms are used in the Loan Documents shall include the Obligations as increased, amended and restated under this Agreement; (d) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent or the Issuing Bank (as defined therein) under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement, default or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement, default or obligation is no longer set forth herein or is modified hereby; (e) any and all references to the Existing Credit Agreement in any Security Instrument or other Loan Document shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Security Instruments or Loan Documents in any such Security Instruments or any other Loan Documents shall be deemed a reference to the Security Instruments or Loan Documents under the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time; (f) the Liens granted pursuant to the Security Instruments to which any Loan Party is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the Effective Date; (g) the Existing Credit Agreement shall continue to evidence the representations and warranties made by the Borrower prior to the Effective Date; and (h) the Existing Credit Agreement shall continue to evidence any action or omission performed or required to be performed pursuant to the Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in the Existing Credit Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any “Default” or “Event of Default” under and as defined in the Existing Credit Agreement existing prior to the Effective Date.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	PARSLEY ENERGY, L.P.

	By:	PARSLEY ENERGY MANAGEMENT, LLC, its general partner

	By:	/s/ Bryan Sheffield
Name: Bryan Sheffield
Title: President

GENERAL PARTNER:	PARSLEY ENERGY MANAGEMENT, LLC

	By:	/s/ Bryan Sheffield
Name: Bryan Sheffield
Title: President

PARENT:	PARSLEY ENERGY, LLC

	By:	/s/ Bryan Sheffield
Name: Bryan Sheffield
Title: President

Signature Page – Amended and Restated Credit Agreement

Parsley Energy, L.P.

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Edward Pak
Name: Edward Pak
Title: Director

Signature Page – Amended and Restated Credit Agreement

Parsley Energy, L.P.

SYNDICATION AGENT AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Kimberly Bourgeois
Name: Kimberly Bourgeois
Title: Authorized Officer

Signature Page – Amended and Restated Credit Agreement

Parsley Energy, L.P.

DOCUMENTATION AGENT AND LENDER:	BMO HARRIS BANK, N.A.

	By:	/s/ Joe Bliss
Name: Joe Bliss
Title: Managing Director

Signature Page – Amended and Restated Credit Agreement

Parsley Energy, L.P.

LENDER:	WESTERN NATIONAL BANK

	By:	/s/ Jack Herndon
Name: Jack Herndon
Title: Senior VP

Signature Page – Amended and Restated Credit Agreement

Parsley Energy, L.P.

LENDER:	MORGAN STANLEY BANK, N.A.

	By:	/s/ William Jones
Name: William Jones
Title: Authorized Signatory

Signature Page – Amended and Restated Credit Agreement

Parsley Energy, L.P.

LENDER:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

	By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

	By:	/s/ Michael Spaight
Name: Michael Spaight
Title: Authorized Signatory

Signature Page – Amended and Restated Credit Agreement

Parsley Energy, L.P.

LENDER:	BOKF NA DBA BANK OF TEXAS

	By:	/s/ Matt Chase
Name: Matt Chase
Title: Vice President

Signature Page – Amended and Restated Credit Agreement

Parsley Energy, L.P.

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
Wells Fargo Bank, National Association	28.5714%	$214,285,714.29
JPMorgan Chase Bank, N.A.	17.1429%	$128,571,428.57
BMO Harris Bank, N.A.	17.1429%	$128,571,428.57
Western National Bank	11.4286%	$85,714,286.71
Morgan Stanley Bank, N.A.	8.5714%	$64,285,714.29
Credit Suisse AG, Cayman Islands Branch	8.5714%	$64,285,714.29
BOKF NA dba Bank of Texas	8.5714%	$64,285,714.29
TOTAL	100.00%	$750,000,000.00

Annex I

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 201[ ]

FOR VALUE RECEIVED, Parsley Energy, L.P., a limited partnership duly formed and existing under the laws of the state of Texas (the “Borrower”) hereby promises to pay [            ] (the “Lender”), at the principal office of Wells Fargo Bank, National Association (the “Administrative Agent”), the principal sum of [            ] Dollars ($[            ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of October 21, 2013 among the Borrower, Parsley Energy Management, LLC, Parsley Energy, LLC, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

PARSLEY ENERGY, L.P. By: PARSLEY ENERGY MANAGEMENT, LLC, its general partner

By:
Name: Title:

Exhibit A

EXHIBIT B

FORM OF BORROWING REQUEST

[                    ], 201[        ]

Parsley Energy, L.P., a limited partnership duly formed and existing under the laws of the state of Texas (the “Borrower”), pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of October 21, 2013, (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Parsley Energy Management, LLC, Parsley Energy, LLC, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) Aggregate amount of the requested Borrowing is $[                    ];

(ii) Date of such Borrowing is [                    ], 201[        ];

(iii) Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                    ];

(v) Amount of Borrowing Base in effect on the date hereof is $[                    ];

(vi) Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[                    ];

(vii) Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[                    ]; and

(viii) Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                                     ]

[                                                     ]

[                                                     ]

[                                                     ]

[                                                     ]

Exhibit B

The undersigned certifies that he/she is the [                    ] of Parsley Energy Management, LLC, the general partner of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

PARSLEY ENERGY, L.P. By: PARSLEY ENERGY MANAGEMENT, LLC, its general partner

By:
Name: Title:

Exhibit B

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[                    ], 201[        ]

Parsley Energy, L.P., a limited partnership duly formed and existing under the laws of the state of Texas (the “Borrower”), pursuant to Section 2.04 of the Amended and Restated Credit Agreement dated as of October 21, 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Parsley Energy Management, LLC, Parsley Energy, LLC, Wells Fargo Bank, National Association, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [                    ];

(ii) The effective date of the election made pursuant to this Interest Election Request is [        ], 201[        ];[and]

(iii) The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and][

(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                    ]].

The undersigned certifies that he/she is the [                    ] of Parsley Energy Management, LLC, the general partner of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

PARSLEY ENERGY, L.P. By: PARSLEY ENERGY MANAGEMENT, LLC, its general partner

By:
Name: Title:

Exhibit C

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [                    ] of Parsley Energy Management, LLC, the general partner of Parsley Energy, L.P., a limited partnership duly formed and existing under the laws of the state of Texas (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Amended and Restated Credit Agreement dated as of October 21, 2013 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, Parsley Energy Management, LLC, Parsley Energy, LLC, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a) The representations and warranties of the Loan Parties contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b) The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

(c) Since December 31, 2012, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(d) There exists no Default or Event of Default [or specify Default and describe].

(e) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [            ].

EXECUTED AND DELIVERED this [            ] day of [            ].

PARSLEY ENERGY, L.P. By: PARSLEY ENERGY MANAGEMENT, LLC, its general partner

By:
Name: Title:

Exhibit D

EXHIBIT E

SECURITY INSTRUMENTS

1)	Amended and Restated Guarantee and Collateral Agreement dated as of the date hereof made by the Parent, the Borrower and each of the other Grantors (as defined therein) in favor of the Administrative Agent

2)	Financing Statements in respect of item 1

3)	Amended and Restated Deed of Trust, Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated as of October 21, 2013 by the Borrower, as mortgagor, to Edward Pak, as Trustee, for the benefit of the Administrative Agent, as mortgagee, for the benefit of the Secured Persons

4)	Deed of Trust, Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated as of October 21, 2013 by the Borrower, as mortgagor, to Edward Pak, as Trustee, for the benefit of the Administrative Agent, as mortgagee, for the benefit of the Secured Persons

5)	Amended and Restated Deposit Account Control Agreement dated as of the date hereof among the Borrower, the Administrative Agent and Western National Bank.

6)	Deposit Account Control Agreement dated as of the date hereof among Parsley Energy Operations, LLC, the Administrative Agent and Western National Bank.

7)	Amended and Restated Subordination Agreement dated as of even date hereof among the Borrower, Parsley Energy Operations, LLC and the Administrative Agent.

Exhibit E

EXHIBIT F

FORM OF GUARANTY AGREEMENT

See attached.

Exhibit F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	Parsley Energy, L.P.

4. Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Amended and Restated Credit Agreement dated as of October 21, 2013, among Parsley Energy, L.P., as Borrower, Parsley Energy Management, LLC, Parsley Energy, LLC, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6. Assigned Interest:

[1]	Select as applicable.

Exhibit G-1

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                          , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name: Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit G-2

[Consented to and]3 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as

    Administrative Agent

By
Name: Title:

[Consented to:]4

[NAME OF RELEVANT PARTY]

By
Name Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit G-3

ANNEX 1

[                    ]5

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one

[5]	Describe Credit Agreement at option of Administrative Agent.

Exhibit G-4

instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Texas.

Exhibit G-5

AMENDED AND RESTATED CREDIT AGREEMENT SCHEDULES

THE DISCLOSURE OF ANY MATTER IN ANY SECTION OF THESE SCHEDULES (THE “SCHEDULES”), SHALL BE DEEMED TO BE A DISCLOSURE FOR PURPOSES OF ALL OTHER SECTIONS OF THE DISCLOSURE SCHEDULES SO DELIVERED TO THE EXTENT IT IS READILY APPARENT FROM THE FACE OF SUCH DISCLOSURE THAT SUCH MATTER IS PERTINENT, BUT SHALL EXPRESSLY NOT BE DEEMED TO CONSTITUTE AN ADMISSION BY THE BORROWER, OR TO OTHERWISE IMPLY, THAT ANY SUCH MATTER IS MATERIAL FOR THE PURPOSES OF THIS AGREEMENT OR OTHERWISE.

SCHEDULES

Schedule 7.03	Consents
Schedule 7.04(c)	Material and Contingent Liabilities
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.07	Compliance with the Laws and Agreements; No Unwaived Defaults
Schedule 7.13	Lien Restrictions
Schedule 7.14	Subsidiaries
Schedule 7.16	Properties and Title
Schedule 7.18	Gas Imbalances; Take or Pay; Other Prepayments
Schedule 7.19	Marketing Agreements
Schedule 7.20	Swap Agreements
Schedule 7.25	Bank Accounts
Schedule 9.05	Investments
Schedule 9.14	Transactions with Affiliates

SCHEDULE 7.03

CONSENTS

None.

Schedule 7.03

SCHEDULE 7.04(c)

MATERIAL AND CONTINGENT LIABILITIES

To the extent such are not reflected on the Financial Statements, the Borrower is currently subject to the following debts, liabilities and obligations:

•	That certain retention bonus payable to Landon Martin (“Martin”) pursuant to that certain Employment, Confidentiality and Non-Competition agreement by and between Martin and Parsley Energy Operations, LLC (“PEO”) dated October 15, 2012 in an amount of $250,000.

•	All liens and contingent liabilities arising under the terms of existing joint operating agreements and the Parsley and Parker Agreements.

•	The Preferred Holders’ Company Interests (as such terms are defined in the Borrower Parent’s Limited Liability Company Agreement dated June 11, 2013, the “LLC Agreement”) constitute Disqualified Stock (as such term is defined) in that such interests are redeemable at the holder’s option upon the occurrence of certain specified events. All capitalized terms used below in this Schedule 7.04(c) have the meanings assigned in the LLC Agreement.

Specifically, Section 4.5 of the LLC Agreement provides as follows:

•	“Special In-Kind Distributions. Notwithstanding any provision to the contrary in this Agreement, provided that a Qualifying Event has not yet occurred, from and after the occurrence of the earlier of (a) the seventh anniversary of the date hereof and (b) a Key Man Event, NGP shall have the right to require the Company to redeem all of the Preferred Holders’ Company Interests and to receive a distribution of an undivided interest in all of the assets of the Company made pro-rata to the Preferred Holders based upon their respective Sharing Ratios, plus an amount equal to the accrued but unpaid Meter for such Preferred Holders payable in cash (the “In-Kind Distribution”).”

Provided further, Section 9.2(a) of the LLC Agreement provides as follows:

“From and after the occurrence of either (i) the seventh anniversary of the date hereof or (ii) Bryan Sheffield ceasing to be actively involved on a day-to-day basis as the Company’s Chief Executive Officer (a “Key Man Event”), NGP shall have the right (the “Redemption Right”), exercised by written notice to the Company (a “Redemption Notice”), to require the Company to redeem all, but not less than all, of each Preferred Holder’s Company Interest based on the equity value implied by a fair market valuation of the Company (the “Fair Market Value”) and its subsidiaries (the “Redemption Price”), as determined by a mutually-agreed, nationally-recognized investment banking firm (the “Appraiser”); provided, however, that the Redemption Right may only be exercised by NGP pursuant to clause (i) prior to the eighth anniversary of the date hereof.”

Schedule 7.04(c)

SCHEDULE 7.05

LITIGATION

•	Potential personal injury legal claims relating to the casing blow out incident that occurred on February 19, 2013 on the JRS Farms 22-3 well involving the Mattlock 3 rig.

•	Potential personal injury legal claims relating to flowback line blow out incident occurring on December 7, 2012 at the location of the Dusek 45-8 well in Midland County, in which approximately five (5) contract employees were injured. An investigation by Nova Safety and Environmental concluded that the incident was the result of the improper installation of a temporary flow back line by a third party service provider; however, Parsley received a letter from an attorney representing two of the injured employees requesting the name of Parsley’s insurance company, agent, and policy number. This matter has been referred to the company’s insurance carrier, who has assigned an attorney to defend any potential legal claims and has not asserted any reservation of rights. To date, no formal claim has been filed against Parsley (the foregoing disclosure is collectively the “Flowback Incident”).

•	On September 13, 2013, Discovery Operating, Inc., et al (“Discovery”), filed a petition for declaratory relief in Midland County, Texas requesting that the court confirm its rights under an oil and gas lease covering portions of three sections of land in Midland County. The suit arose after Parsley leased what it believes to be unleased portions and strata of the same lands and filed a permit with the Texas Railroad Commission indicating its intention to complete a well within a strata that Discovery contends it holds. Parsley filed an Answer and Counterclaim on October 4, 2013, and requested that the court award Parsley damages for the cost of recompleting the shallower depths as well as lost production. Parsley considers Discovery’s contention’s meritless, and is optimistic about achieving a favorable resolution.

Schedule 7.05

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

•	On or about November of 2010 there was a saltwater spill/release from a reserve pit on the Hall 252 lease by Matlock Drilling. There were no administrative filings or actions related to the occurrence.

•	On August 10, 2013, there was a lightning strike to the Sheepshead saltwater disposal well. The lighting caused a fire which resulted in a steel tank bursting, and approximately 4,000 barrels of water and 75 barrels of skim oil were emptied on to the surrounding area. In addition to notifying the Texas Railroad Commission, the EPA was notified due to some of the spill collecting in a nearby dry draw. Parsley estimates the total cost of rebuilding the saltwater disposal to be $460,000. The company has filed a property damage claim for the cost of replacing the equipment and a general liability claim for the environmental remediation, and believes that all costs will be covered by our insurance policies.

•	See the Flowback Incident in Schedule 7.05 and the related and potential environmental matters.

Schedule 7.06

SCHEDULE 7.07

COMPLIANCE WITH THE LAWS AND AGREEMENTS; NO UNWAIVED DEFAULTS

•	See disclosures in Schedule 7.05 and Schedule 7.06.

Schedule 7.07

SCHEDULE 7.13

LIEN RESTRICTIONS

•	The LLC Agreement requires consent of the “Board” (as defined in the LLC Agreement) to make distributions. Further, pursuant to the terms of the LLC Agreement, the consent of NGP X US Holdings, L.P. is required to make tax distributions.

Schedule 7.13

SCHEDULE 7.14

SUBSIDIARIES

Parsley Energy, LLC owns 100% of the Equity Interests in the following:

Parsley Energy Management, LLC

Parsley Energy Operations, LLC

Parsley Energy Operations, LLC owns 100% of the Equity Interests in the following:

Parsley Energy Aviation, LLC

For the avoidance of doubt, Spraberry Production Services, LLC is owned 50% by Borrower and thus by definition is not a Subsidiary. The capital structure of Spraberry Production Services, LLC is as follows:

NAME	PERCENTAGE OF OWNERSHIP	DATE	UNIT NO.	STATUS
Tex-Isle Supply, Inc. 10000 Memorial Dr., Suite 660 Houston, Texas 770241	50%	08/27/2010	Uncertificated	Outstanding

Parsley Energy, L.P. 500 West Texas Ave., Suite 200 Midland, Texas 79701	50%	08/27/2010	Uncertificated	Outstanding

Schedule 7.14

SCHEDULE 7.16

PROPERTIES AND TITLES

For purposes of this Schedule 7.16 and the “Tables” (defined below) contained herein, the below acronyms shall have the following meanings:

“CC – Contractual Carry

“CI” – Carried Interests

“DOI”– Division of Interest

“NC” – Non-Consent (Subject to PO Penalty per JOA)

“NPWI” – Non Participating WI or leasehold interest holder that did not execute a JOA and therefore not subject to a PO Penalty.

“PO” – Payout

“UMI” – Unleased Mineral Interest requiring 100% Payout.

“WI” – Working Interest

Table 7.16(a) Sets forth the Carried Interests arising under: (1) that certain Farmout Agreement dated September 1, 2009 by and between One Putt Oil & Gas, Ltd., Howjan Properties, Inc., Back Nine Oil & Gas, Ltd. and Nine Iron Oil & Gas, Ltd. as Farmors, and Parsley Energy, L.P. as Farmee, in Midland, Martin, Upton, Reagan and Glasscock Counties, Texas; (2) that certain Farmout Agreement dated September 15, 2009 by and between Spraberry Oil & Gas, LP as Farmor, and Parsley Energy, L.P., as Farmee in Midland, Martin, Upton, Reagan and Glasscock Counties, Texas; (3) that certain Option to Acquire Term Assignment dated April 1, 2011 by and between Spraberry Oil & Gas, LP as Optionor, and Parsley Energy, L.P. as Optionee, in Midland, Martin, Upton, Reagan and Glasscock Counties, Texas; (4) that certain Option to Acquire Term Assignment dated April 1, 2011 by and between Texas Tea, LLC as Optionor, and Parsley Energy, L.P. as Optionee, in Midland, Martin, Upton, Reagan and Glasscock Counties, Texas; and (5) that certain Operating Agreement dated July 1, 1985 by and between Parker & Parsley Petroleum Company as Operator, and Joe Parsley as Non-Operator in Midland, Martin, Upton, Reagan and Glasscock Counties, Texas (collectively, the “Parsley and Parker Agreements”).

Table 7.16(b) Sets forth the Carried Interests arising under other agreements to which Borrower is a party other than the Parsley and Parker Agreements.

Both Table 7.16(a) and Table 7.16(b) (collectively, the “Tables”) are hereby incorporated into this Schedule 7.16 by reference as if the contents of the Tables were fully set forth herein.

The respective columns of the Table 7.16(a) provide the following information:

Column 1: Lease Name

Column 2: Legal Description

Column 3: County

Column 4: The type of carried interest.

Column 5: The trigger for conversion of the interest. All of the “triggering events” for the CCs identified in Table Schedule 7.16(a) have already occurred.

Column 6: The interest subject to the CC

Column 7: The interest associated with the NC

Schedule 7.16

The respective columns of Table 7.16(b) provide the following information:

Column 1: Lease Name

Column 2: Well No.

Column 3: Legal Description

Column 4: County

Column 5: The type of carried interest.

Column 6: The trigger for conversion of the interest.

Column 7: The interest subject to the carried interest

Column 8: Whether the trigger has occurred indicated by “N” for No and Y” for Yes

Schedule 7.16

Table 7.16(a)

JV Legacy Wells

Lease Name	Legal Description	County	“Carries”	Trigger to Convert DOI	Interest subject to CC	Interest subject to NC
Stroud B No. 2 **	NW/4 of SEC. 7, BLK. 36, T-1-S T&P RR. CO.	Martin	CC/NC	CC - To the tanks / NC - 300%	0.06222657	0.28125000

Hale No. 2 **	Sec. 20, BLK 36 T2S, T&P RR CO / ELLIS, N H Suvey	Martin	CC/NC	CC - To the tanks / NC - 300%	0.01392070	0.03675000

Hale No. 3 **	Sec. 20, BLK 36 T2S, T&P RR CO / ELLIS, N H Suvey	Martin	CC/NC	CC - To the tanks / NC - 300%	0.02770512	0.09665858

Hale No. 4 **	Sec. 20, BLK 36 T2S, T&P RR CO / ELLIS, N H Suvey	Martin	CC/NC	CC - To the tanks / NC - 300%	0.02748867	0.08050000

Beal Snyder A No. 2 **	Sec. 26, BLK 37 T1S, T&P RR CO/SELF, J D Survey	Martin	CC/NC	CC - To the tanks / NC - 300%	0.03558789	0.04687500

Beal Snyder A No. 3R**	Sec. 26, BLK 37 T1S, T&P RR CO/SELF, J D Survey	Martin	CC/NC	CC - To the tanks / NC - 300%	0.02876289	0.59218750

Richards No. 2	SW.4 Sec. 25, BLK B, CCSD&RGNG RR CO	Martin	CC/NC	CC - To the tanks / NC - 300%	0.01595215	0.04687500

Richards No. 3	SW.4 Sec. 25, BLK B, CCSD&RGNG RR CO	Martin	CC/NC	CC - To the tanks / NC - 300%	0.00353906	0.06015625

Richards D No. 2	NE/4 Sec. 25, BLK B, CCSD&RGNG RR CO	Martin	CC/NC	CC - To the tanks / NC - 300%	0.02092285	0.20312500

Richards D No. 3	NE/4 Sec. 25, BLK B, CCSD&RGNG RR CO	Martin	CC/NC	CC - To the tanks / NC - 300%	0.00629785	0.20312500

Schedule 7.16

Lease Name	Legal Description	County	“Carries”	Trigger to Convert DOI	Interest subject to CC	Interest subject to NC
Powell No. 2	NE/4 Sec. 12, BLK 37, T1S, %&P RR CO	Martin	CC/NC	CC - To the tanks / NC - 300%	0.03464180	0.13125003

Powell No. 3	NE/4 Sec. 12, BLK 37, T1S, %&P RR CO	Martin	CC/NC	CC - To the tanks / NC - 300%	0.03464180	0.13125003

Beulah Phillips No. 2 **	W/2 of SE/4 of Sec. 2, Block 37, T-2-S, T&P RR Co. Survey	Midland	CC/NC	CC - To the tanks / NC - 300%	0.02368789	0.08750000

Phillips A No. 2 **	E/2 of SE/4 of Sec. 2, Block 37, T-2-S, T&P RR Co. Survey	Midland	CC/NC	CC - To the tanks	0.02647832	N/A

Bryant A No. 2 **	NE/4 SEC. 45, BLK. 37 T1S, T&P RR CO SURVEY, ABSTRACT 193	Midland	CC/NC	CC - To the tanks / NC - 300%	0.03022559	0.09375000

Brown No. 2 **	E/2 of S of 256 ac Sec. 25, Block 38, T-1-S, T&P RR Co. Survey, Abstract 22	Midland	CC/NC	CC - To the tanks / NC - 300%	0.02972344	0.14875000

Jackson No. 3 **	SW/4 of Sec. 30, Block 37, T-1-S, T&P RR Co. Survey, Abstract 676	Midland	CC/NC	CC - To the tanks / NC - 300%	0.02622338	0.10937495

Donovan No. 2 **	S/2 SE/4 SEC 1, BLK 38 T3S T&P RR CO	Midland	CC/NC	CC - To the tanks / NC - 300%	0.02167309	0.06890625

Donovan A No. 4 **	NE/4 SEC 1, BLK 38 T3S T&P RR CO	Midland	CC/NC	CC - To the tanks / NC - 300%	0.04778569	0.03062500

Donovan A No. 2 **	NE/4 SEC 1, BLK 38 T3S T&P RR CO	Midland	CC/NC	CC - To the tanks / NC - 300%	0.03681319	0.03062500

Donovan A No. 3 **	NE/4 SEC 1, BLK 38 T3S T&P RR CO	Midland	CC/NC	CC - To the tanks	0.04132820	N/A

Morgan A No. 2 **	SW.4 Sec. 25, BLK B, CCSD&RGNG RR CO	Upton	CC/NC	CC - To the tanks / NC - 300%	0.01718828	0.07599998

Schedule 7.16

Lease Name	Legal Description	County	“Carries”	Trigger to Convert DOI	Interest subject to CC	Interest subject to NC
Morgan A No. 3 **	SW.4 Sec. 25, BLK B, CCSD&RGNG RR CO	Upton	CC/NC	CC - To the tanks / NC - 300%	0.00696875	0.07699998

Morgan A No. 4 **	SW.4 Sec. 25, BLK B, CCSD&RGNG RR CO	Upton	CC/NC	CC - To the tanks / NC - 300%	0.00621875	0.09116666

Morgan A No. 5 **	SW.4 Sec. 25, BLK B, CCSD&RGNG RR CO	Upton	CC/NC	CC - To the tanks / NC - 300%	-0.02562768	0.10717741

Morgan C No. 2 **	NE/4 Sec. 25, BLK B, CCSD&RGNG RR CO	Upton	CC/NC	CC - To the tanks / NC - 300%	0.01372292	0.10941664

Morgan C No. 3 **	NE/4 Sec. 25, BLK B, CCSD&RGNG RR CO	Upton	CC/NC	CC - To the tanks / NC - 300%	0.00811950	0.09074998

Morgan C No. 4 **	NE/4 Sec. 25, BLK B, CCSD&RGNG RR CO	Upton	CC/NC	CC - To the tanks / NC - 300%	0.00000000	0.09477993

Morgan C No. 5 **	NE/4 Sec. 25, BLK B, CCSD&RGNG RR CO	Upton	CC/NC	CC - To the tanks / NC - 300%	0.00402995	0.10533331

Schedule 7.16

Table 7.16(b)

Lease Name	Well No.	Legal Description	County	“Carries”	Trigger to Convert DOI	Interest subject to the Carry	Has the “Trigger” Occurred?
Graham 22	1	SW/4 Sec. 22, Blk. 36, T4N	Dawson	UMI	100% PO	0.02011116	N

Donnell 264	1,2,3	Labor 1 & 10, League 264, Kent CSL	Dawson	CC	1 well Carry to the Tanks	0.05000000	Y

Hogue 3111	1	NW/4 of Sec. 31, Blk. 36, T4N	Dawson	UMI	100% PO	0.00416667	N

Shrock 13	1,2	SE/4 Sec 13, Blk 37-4S	Glasscock	UMI	100% PO	0.00950935	N

CH Ranch	1,2	E/2 Sec 28, Blk 34-3S	Glasscock	UMI / CC	100% for UMI / to tanks for CC	0.00694444 (UMI) / 0.05 (CC)	N

Stephanie 24	1	E/2 SE/4 Sec 24, Blk 33, T&P	Howard	CC	To the tanks	0.01000000	N

Morrison 28A	1	W/2 SE/4 Sec 28, Blk 36-1S, T&P	Martin	CC	100% PO	0.01394250	Y

Morrison 28B	1	E/2 SE/4 Sec 28, Blk 36-1S, T&P	Martin	CC	100% PO	1.01394250	Y

Martin 40	1	Sec 40, Blk 36-1N, T&P RR Co, A-1192	Martin	CC	To Casing Point	0.50000000	Y

Grisham 21	1	Sec 21, Blk 36-1N, T&P, A-1192	Martin	CC	To Casing Point	0.50000000	Y

Wade Estate 260 No. 18	2	Labor 18, League 260 Borden CSL	Martin	NC	300% PO	0.06283446	N

Phillips 16	1,2	Labor 16, League 259, Borden CSL	Martin	UMI	100% PO	0.00564849	N

Hightower 21	1	Labor 21, League 259, Borden CSL	Martin	UMI	100% PO	0.00592144	N

Hightower 21	2	Labor 21, League 259, Borden CSL	Martin	UMI	100% PO	0.00517689	N

Schedule 7.16

Lease Name	Well No.	Legal Description	County	“Carries”	Trigger to Convert DOI	Interest subject to the Carry	Has the “Trigger” Occurred?
Nance 19	1,4,6	N/2 & SE/4 Sec 19, Blk 36-3N, T&P	Martin	UMI	100% PO	0.00322826	N

Farms 19	1,2	SW/4 Sec 19, Blk 36-3N, T&P	Martin	UMI / NC	100% for UMI / 300% for NC	0.00315348	N

Vernon 20	1,2	NW/4 Sec 20, Blk 36-3N, T&P	Martin	UMI	100% PO	0.00533117	N

Everts 20	1,2	SW/4 Sec 20, Blk 36-3N, T&P	Martin	UMI	100% PO	0.00522276	N

Schneider 252	4	708 ac of E part of League 252, A607, less 320 ac	Martin	NC	300% PO	0.00642376	N

Gaynelle 24	1,2	Labor 24, League 259, Borden CSL	Martin	UMI	100% PO	0.06321718	N

Faye 26	1,2	SE/4 of Sec 26, Blk 36-1N, T&P	Martin	NC	300% PO	0.15000000	N

Arnett 44	1,2,3,4	N/2 Sec 44, Blk Y, J.T. Mosely Survey	Reagan	UMI	100% PO	0.00116154	N

Arnett 44	5	N/2 Sec 44, Blk Y, J.T. Mosely Survey	Reagan	UMI / NC	100% for UMI / 300% for NC	0.18789868	N

Arnett 44 A	1,2	SE/4 Sec 44, Blk Y, J.T. Mosely Survey	Reagan	UMI	100% PO	0.00125089	N

Arnett 44 B	1,2	SW/4 Sec 44, Blk Y, J.T. Mosely Survey	Reagan	UMI / NC	100% for UMI / 300% for NC	0.12890624	N

Jameson 50	2	Sec 50, Blk Y, TC Ry Survey	Reagan	NC	300% PO	0.18750000	N

Jameson 50	3,6	Sec 50, Blk Y, TC Ry Survey	Reagan	NC	300% PO	0.18750000	N

Pettit 8 A	2	SW/4 Sec 8, Blk C	Reagan	NC	300% PO	0.01312501	N

Schedule 7.16

Lease Name	Well No.	Legal Description	County	“Carries”	Trigger to Convert DOI	Interest subject to the Carry	Has the “Trigger” Occurred?
Dusek	6,8	W/2 Sec 5, Blk 39-5S, T&P	Upton	NC	300% PO	0.01177121	N

JRS Farms 24	3	NE/4 Sec 24, Blk 39-5S, T&P	Upton	NC	300% PO	0.01750074	N

JRS Farms 24	4	NE/4 Sec 24, Blk 39-5S, T&P	Upton	NC	300% PO	0.01276924	N

Dusek A	1,2,3,4	W/2 Sec 5, Blk 39-5S, T&P	Upton	NC	300% PO	0.01225648	N

Shackelford 7	11	Sec 7, Blk 38-5S, T&P	Upton	NC	300% PO	0.01312500	N

Shackelford 7	12	Sec 7, Blk 38-5S, T&P	Upton	NC	300% PO	0.00656235	N

JRS Farms 18A	1,2,5	Sec 18, Blk 38-5S, T&P	Upton	UMI	100% PO	0.00136718	N

JRS Farms 18B	3,4,6	Sec 18, Blk 38-5S, T&P	Upton	UMI/NC	100% PO	0.21136720	N

JRS Farms 18C	9	Sec 18, Blk 38-5S, T&P	Upton	UMI	100% PO	0.00273438	N

JRS Farms 24A	1,2,3,5	S/2 & NW/4 of Sec 24, Blk 39-5S, T&P	Upton	UMI	100% PO	0.00782414	N

JRS Farms 24B	4,6,7	S/2 & NW/4 of Sec 24, Blk 39-5S, T&P	Upton	UMI/NC	100% PO	0.26782415	N

JRS Farms 24C	N/A	S/2 & NW/4 of Sec 24, Blk 39-5S, T&P	Upton	UMI	100% PO	0.01564828	N

JRS Farms 30A	1,2,4	S/2 & NW/4 Sec 30, Blk 38-5S, T&P	Upton	UMI	100% PO	0.00273437	Yes for #1 well only

JRS Farms 30B	3,5,6	S/2 & NW/4 Sec 30, Blk 38-5S, T&P	Upton	UMI/NC	100% PO	0.21273437	N

JRS Farms 30C	N/A	S/2 & NW/4 Sec 30, Blk 38-5S, T&P	Upton	UMI	100% PO	0.00273440	N

Mills 11	1,2	SW/4 Sec 11, Blk 40-5S, T&P	Upton	UMI	100% PO	0.04166666	N

Schedule 7.16

Lease Name	Well No.	Legal Description	County	“Carries”	Trigger to Convert DOI	Interest subject to the Carry	Has the “Trigger” Occurred?
JRS Farms 30	1,2,3,4	NE/4 Sec 30, Blk 38-5S, T&P	Upton	UMI	100% PO	0.00937500	N

JRS Farms 22	1,2,3,5,6	Sec 22, Blk 39, T-5-S, T&P	Upton	UMI	100% PO	0.00696704	N

Lena Lee	1,2		Upton	NPWI	100% PO	0.25000000	N

Elwood 16	1	N/2 & SW/4 Sec 16, Blk 39, T5S, T&P	Upton	CC/UMI	100% PO - UMI/ To Tanks - CC	0.00830542 (UMI) / 0.10 (CC)	CC only

Elwood 16	3	N/2 & SW/4 Sec 16, Blk 39, T5S, T&P	Upton	UMI	100% PO	0.00830542	N

Mary 18	2	Sec 18, Blk 39-5S, T&P	Upton	UMI	100% PO	0.04553736	N

Neal 14	1	S/2 Sec 14, Blk 40-5S, T&P	Upton	UMI	100% PO	0.07007768	N

Franklin 22	1	SW/4 & NE/4 Sec 22, Blk 40-5S, T&P	Upton	UMI	100% PO	0.07007768	N

Raliff 28	1,2	Sec 28, Blk 39, T5S, T&P	Upton	UMI	100% PO	0.12760417	N

Zain 26	1,2	Sec 26, Blk 39, T5S, T&P	Upton	UMI	100% PO	0.12760417	N

Schedule 7.16

SCHEDULE 7.18

GAS IMBALANCES; TAKE OR PAY; OTHER PREPAYMENTS

None.

Schedule 7.18

SCHEDULE 7.19

MARKETING AGREEMENTS

GAS PURCHASER CONTRACTS:

1.	Atlas Pipeline Mid-Continent Westtex, LLC (“Atlas”) – Gas Sales and Purchase Contract between Atlas (successor to Western Gas Resources, Inc.) and Parsley Energy Operations, LLC (successor to OGA Operating L.L.C) dated May 7, 1999. Contract Number K3264.

2.	Atlas Pipeline Mid-Continent Westtex, LLC (“Atlas”) - Gas Purchase Agreement between Atlas and Parsley Energy, L.P. dated April 6, 2010. Contract Number K8425.

3.	Atlas Pipeline Mid-Continent Westtex, LLC (“Atlas”) - Gas Purchase Agreement between Atlas and Parsley Energy, L.P. dated November 1, 2010. Contract Number K8449.

4.	DCP Midstream, LP (“DCP”) - Gas Purchase Contract between DCP (successor to GPM Gas Corporation) and Parsley Energy Operations LLC (successor to Prime Operating Company), dated September 20, 1999. Contract Number BEN0478-00R.

5.	DCP Midstream, LP (“DCP”) - Gas Purchase Contract between DCP and Parsley Energy, LLC (successor to Mak-J Energy Partners (TX) LTD.), dated March 1, 2009. Contract Number FUL0584000.

6.	DCP Midstream, LP (“DCP”) - Gas Purchase Contract between DCP and Parsley Energy Operations, LLC, dated February 1, 2012. Contract Number FUL0613000.

7.	DCP Midstream, LP (“DCP”) - Gas Purchase Contract between DCP (successor to Phillips 66 Natural Gas Company) and Parsley Energy Operations LLC (successor to Parker & Parsley Petroleum Company), dated September 1, 1987. Contract Number SPR0155-03A.

8.	DCP Midstream, LP (“DCP”) - Gas Purchase Contract between DCP (successor to Phillips Petroleum Company) and Parsley Energy Operations LLC (successor to Petroleum Exploration and Operating Corporation), dated July 10, 1972. Contract Number SPR0321-00.

9.	DCP Midstream, LP (“DCP”) – Gas Purchase Contract between DCP (successor to Phillips 66 Natural Gas Company) and Parsley Energy Operations LLC (successor to Parker & Parsley Petroleum Company), dated May 1, 1988. Contract Number SPR0506-00A.

10.	DCP Midstream, LP (“DCP”) - Gas Purchase Contract between DCP (successor to Duke Energy Field Services, LP) and Parsley Energy LLC (successor to Pioneer Natural Resources USA, Inc.) dated April 1, 2002. Contract Number SPR 1000-01A.

11.	DCP Midstream, LP (“DCP”) - Gas Purchase Agreement Contract between DCP (successor to GPM Gas Corporation) and Parsley Energy Operations LLC (successor to Parsley Development L.P.), dated March 1, 1995. Contract Number 1001-00R.

12.	DCP Midstream, LP (“DCP”) - Gas Purchase Contract between DCP (successor to Duke Energy Field Services, LP) and Parsley Energy LLC (successor to Clear Water, Inc.) dated October 1, 2005. Contract Number SPR 1104-01.

Schedule 7.19

13.	DCP Midstream, LP (“DCP”) - Gas Purchase Contract between DCP and Parsley Energy, LLC, dated November 1, 2011. Contract Number SPR 1181-000.

14.	WTG Gas Processing, L.P. (“WTG”) – Gas Purchase Contract between WTG and Parsley Energy Operations, LLC dated July 1, 2010. Contract Number 40-00069.

15.	WTG Gas Processing, L.P. (“WTG”) – Gas Purchase Contract between WTG and Parsley Energy Operations, LLC dated July 8, 2011. Contract Numbers 40-2011-23 & 41-2011-16.

16.	WTG Gas Processing, L.P. (“WTG”) – Gas Purchase Contract between WTG and Parsley Energy, L.P. and Parsley Energy Operations, LLC dated February 8, 2013. Contract Numbers 40-2013-14 & 41-2013-07.

17.	WTG Gas Processing, L.P. (“WTG”) – Gas Purchase Contract between WTG (successor to Adobe Resources Corporations) and Parsley Energy Operations, LLC (successor to Parker & Parsley Petroleum Company) dated February 1, 1989. Contract Number 41-00024.

18.	WTG Gas Processing, L.P. (“WTG”) – Gas Purchase Contract between WTG and Parsley Energy, L.P. dated May 1, 2010. Contract Number 41-00064.

Schedule 7.19

SCHEDULE 7.20

SWAP AGREEMENTS

Counterparty	Description	Strike price(s)	Contracts	Beginning month	Expiration month
FCStone	Put spread	$90.00 / $50.00	5.0	Pre-closing	June 2014

FCStone	Put spread	$90.00 / $50.00	2.0	Pre-closing	June 2014

FCStone	Put spread	$90.00 / $50.00	2.0	Pre-closing	June 2014

FCStone	Put spread	$83.00 / $50.00	9.0	July 2014	July 2014

FCStone	Put spread	$80.00 / $60.00	9.0	August 2014	August 2014

FCStone	Put spread	$90.00 / $50.00	9.0	September 2014	September 2014

JPMorgan	Three-way	$100.00 / $90.00 / $56.75	7.5	Pre-closing	June 2014

FCStone	Long call	$110.00	5.0	Pre-closing	June 2014

FCStone	Long call	$110.00	2.0	Pre-closing	June 2014

FCStone	Put spread	$90.00 / $55.00	20.0	Pre-closing	July 2014

FCStone	Put spread	$90.00 / $55.00	8.0	Pre-closing	July 2014

FCStone	Put spread	$90.00 / $55.00	18.0	October 2013	July 2014

FCStone	Put spread	$90.00 / $55.00	13.0	February 2014	July 2014

FCStone	Put spread	$95.00 / $65.00	50.0	August 2014	October 2014

FCStone	Put spread	$90.00 / $65.00	20.0	May 2014	July 2014

JPMorgan	Three-way	$125.00 / $95.00 / $65.00	45.0	August 2014	October 2014

JPMorgan	Put spread	$85.00 / $50.00	6.0	August 2013	September 2013

JPMorgan	Three-way	$120.00 / $90.00 / $55.00	100.0	November 2014	January 2015

FCStone	Put spread	$85.00 / $60.00	100.0	February 2015	June 2015

JPMorgan	Put spread	$90.00 / $60.00	100.0	July 2015	February 2016

JPMorgan	Put spread	$90.00 / $60.00	20.0	January 2015	February 2016

Schedule 7.20

SCHEDULE 7.25

BANK ACCOUNTS

Account Holder	Bank	Account Number
Parsley Energy Operations, LLC	Western National Bank	94003173

Parsley Energy Operations, LLC	Western National Bank	94003181

Parsley Energy Operations, LLC	Western National Bank	94003190

Parsley Energy Operations, LLC	Western National Bank	60006188

Parsley Energy, L.P.	Western National Bank	80988113

Schedule 7.25

SCHEDULE 9.05

INVESTMENTS

None.

Schedule 9.05

SCHEDULE 9.14

TRANSACTIONS WITH AFFILIATES

•	Parsley Energy Operations II, LLC (an entity 100% owned by Sheffield) and Parsley Energy Operations, LLC (“PEO”) are parties to that certain Sub-Sub Contract Operating Agreement dated June 11, 2013, pursuant to which Parsley Energy Operations, II has subcontracted its rights and obligations under that certain Sub-Contract Operating Agreement dated August 1, 2008 by and between PEO and Parsley Petroleum Company as amended on January 1, 2011 pursuant to the First Amendment to Sub-Contract Operating Agreement (the “Sub-Contract”). Parsley Energy Operations, LLC assigned the Sub-Contract to Parsley Energy Operations II, LLC pursuant to that certain Assignment of Sub-Contract executed on or about June 10, 2013.

•	Parsley Energy Operations, LLC (“PEO”) is operator of Borrower’s oil and gas properties pursuant to various operating agreements.

•	PEO operates salt water disposal wells in which Spraberry Production Services, LLC holds a working interest.

Schedule 9.14